                                                  Filed Pursuant to Rule 424(b)3
                                                      Registration No. 333-64566

                       1,500,000 Shares of Common Stock

                     TRANSCOMMUNITY BANKSHARES INCORPORATED
                           (the holding company for:)

                            Bank of Powhatan, N.A.
          Bank of Goochland, N.A.                  Bank of Louisa, N.A.
             (in organization)                      (in organization)


     TransCommunity Bankshares Incorporated is offering to sell 1,500,000 shares of its common stock, $.01 par value, at an offering price of $10.00 per share. We intend to sell the shares through some of our directors and officers. There is no underwriter involved in the offering. This offering is only being made to residents of the State of Virginia.

     There is no established market for our common stock and a market is not expected to develop following the offering. The offering price does not necessarily reflect the price at which the common stock will trade following the offering. A portion of the offering proceeds will be held in escrow, pending receipt of final regulatory approvals, in order to capitalize one or both of the new banks we propose to organize in Goochland County and Louisa County, Virginia. We will use the remaining proceeds for general corporate purposes.


                                                             PROCEEDS TO
                                        UNDERWRITING        TRANSCOMMUNITY
                  OFFERING PRICE          DISCOUNT            BANKSHARES
                 -----------------      ------------      ------------------

Per Share......     $     10.00                   $0          $     10.00
Total..........     $15,000,000(1)                $0          $15,000,000(1)

_________________
  (1) Assumes the sale of all shares offered hereby and prior to the payment of anticipated offering expenses of $125,000.

                         --------------------------

     Investing in our common stock involves a certain amount of risk. See "Risk Factors" beginning on page 5.

                         --------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                         --------------------------

               The date of this prospectus is September 18, 2001.

               [Logo for TransCommunity Bankshares Incorporated]



                    TransCommunity Bankshares Incorporated
                             (holding company for)


                          [Logo for Bank of Powhatan]



[Logo for Bank of Goochland]                        [Logo for Bank of Louisa]

                    TRANSCOMMUNITY BANKSHARES INCORPORATED
                          (the holding company for:)

                            Bank of Powhatan, N.A.
              Bank of Goochland, N.A.        Bank of Louisa, N.A.
                 (in organization)             (in organization)

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
          Prospectus Summary...............................................     1
          The Offering.....................................................     2
          Recent Developments..............................................     3
          Summary Pro Forma Consolidated Financial Data....................     4
          Forward-Looking Statements.......................................     5
          Risk Factors.....................................................     5
          Terms of the Offering............................................    10
          Use of Proceeds..................................................    11
          Market for Common Stock..........................................    12
          Dividend Policy..................................................    13
          Determination of Offering Price..................................    13
          Pro Forma Dilution...............................................    14
          Historical and Pro Forma Capitalization..........................    16
          Selected Historical and Pro Forma Consolidating Financial Data...    17
          Management's Discussion and Analysis of Financial Condition and
             Results of Operations of Bank of Powhatan, N.A................    21
          Management's Discussion and Analysis with Respect to
             TransCommunity Bankshares Incorporated........................    30
          Business.........................................................    31
          Management.......................................................    43
          Government Supervision and Regulation............................    51
          Description of Capital Stock.....................................    59
          Legal Opinion....................................................    63
          Experts..........................................................    63
          Available Information............................................    63
          Index to Financial Statements....................................   F-1
          Subscription Agreement...........................................   A-1

                           __________________________

     As used throughout this prospectus, the terms "we" and "TransCommunity" refer to TransCommunity Bankshares Incorporated. The terms "Bank of Goochland" and "Bank of Louisa" refer, respectively, to Bank of Goochland, N.A. and Bank of Louisa, N.A., both of which are in the process of organization and which TransCommunity seeks to establish as new, wholly-owned subsidiary banks. "Bank of Powhatan" refers to Bank of Powhatan, N.A., which is a wholly-owned subsidiary of TransCommunity and which has been open for business since March 2000.

                           __________________________

                               PROSPECTUS SUMMARY


     The summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

TransCommunity Bankshares Incorporated

     We are a bank holding company headquartered in Richmond, Virginia, and we are the holding company for Bank of Powhatan, N.A. The holding company was organized in March 2001. We acquired all the outstanding capital stock of the Bank of Powhatan in a statutory share exchange effective August 15, 2001. Our executive offices are located at 9025 Forest Hill Avenue, Richmond, Virginia 23235, and our phone number is (804) 320-6000.

Bank of Powhatan, N.A.

     The Bank of Powhatan, N.A. is a national bank organized in 1998. It began general banking operations in March 2000. It provides services to business and individuals in the Powhatan County, Virginia area.

     With an emphasis on personal service, the bank offers a range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, investment loans, small business loans, commercial lines of credit and letters of credit.

The Proposed New Banks

     Through this offering we propose to raise capital to support the operations of TransCommunity and to organize and establish two new community based national banks. One bank will be located in Goochland County, Virginia, to be known as the Bank of Goochland, N.A., and one bank will be located in Louisa County, Virginia, to be known as the Bank of Louisa, N.A. Goochland County is located on the north side of the James River across the river from Powhatan County. Louisa County is contiguous to Goochland County along the northern boundary of Goochland County. The three counties comprise a large portion of the suburban and rural area west of the metropolitan Richmond, Virginia, area. It is envisioned that each new bank will pursue a community banking strategy by offering a range of banking products with an emphasis on personalized service and local decision-making authority.

     Our business strategy is for each bank to operate as an independent community bank, with a strong local identity, its own independent loan authority and governing boards that we believe can better oversee the provision of an array of financial products tailored to the needs of each bank's local market. The holding company structure will provide back office, product development, technological, financial and managerial support, the cost of which can be spread across the three banks creating greater cost efficiencies than could be achieved by a single bank. Our goal is to combine the personalized service and local decision-making authority of a community bank with the ability to provide to our customers, in a cost-effective manner, a full range of fee-generating services that can be provided by a multi-bank holding company structure.

                                  THE OFFERING

Common stock offered................................ 1,500,000 shares

Common stock outstanding before this offering....... 716,686 shares

Common stock outstanding after this offering
  (assuming all shares offered hereby are sold)..... 2,216,686 shares

Purchase price per share............................ $10.00 per share

Maximum individual subscription..................... 110,000 shares

Minimum individual subscription..................... 100 shares

Use of proceeds..................................... To capitalize and fund the operations of
                                                     TransCommunity and to
                                                     capitalize and fund the
                                                     costs incurred in the
                                                     organization of the two
                                                     proposed banks. See "Use of
                                                     Proceeds."

Allocation of stock
  subscription proceeds............................. The proceeds from the sale of the shares offered
                                                     hereby will be allocated
                                                     and used by TransCommunity
                                                     in the following order of
                                                     priority:

                                                     First: The first $2 million
                                                     received will be used by
                                                     TransCommunity for general
                                                     corporate purposes.

                                                     Second: The next $10
                                                     million received will be
                                                     held in escrow pending
                                                     receipt of regulatory
                                                     approvals, in order to
                                                     capitalize each of the Bank
                                                     of Goochland and the Bank
                                                     of Louisa.

                                                     Third: The remaining
                                                     proceeds received, up to $3
                                                     million, will be used by
                                                     TransCommunity for general
                                                     corporate purposes.

Escrow accounts..................................... Subscription proceeds allocated to the Bank of
                                                     Goochland and the Bank of
                                                     Louisa will be held in
                                                     escrow at the Bank of
                                                     Powhatan, N.A. pending
                                                     receipt of final regulatory
                                                     approvals to open the new
                                                     Banks.

Method of distribution.............................. The offering of shares made hereby is not underwritten.
                                                     Offers and sales of shares
                                                     of common stock will be
                                                     made on our behalf
                                                     primarily by our officers,
                                                     directors and employees,
                                                     who will not receive any
                                                     commissions or other
                                                     remuneration in connection
                                                     with these activities. The
                                                     offering is only being made
                                                     to residents of the State
                                                     of Virginia.

Funding of stock subscriptions...................... Subscribers will be required to remit 100% of
                                                     the aggregate purchase
                                                     price of the shares
                                                     subscribed for at the time
                                                     a subscription is
                                                     submitted.


                              RECENT DEVELOPMENTS

     On August 15, 2001, TransCommunity became the holding company for, and the sole owner of all the outstanding capital stock of, the Bank of Powhatan, N.A., a newly-organized national bank with its only banking office located in Powhatan County, Virginia. The Bank of Powhatan opened for business in March 2000. The transaction through which TransCommunity became the holding company for the Bank of Powhatan involved a statutory share exchange of stock, on a share-for-share basis, with former shareholders of the Bank of Powhatan. As a result, effective August 15, 2001, the former shareholders of the Bank of Powhatan became the owners of 669,936 shares of TransCommunity common stock. On the same date, TransCommunity issued to the organizing directors and officers of TransCommunity an additional 46,750 shares of common stock at a cash purchase price of $10.00 per share pursuant to stock subscriptions previously accepted from those individuals. The proceeds of the sale of these shares issued for cash have been or will be used to fund or to reimburse organizational expenses of TransCommunity and the proposed two new Banks.

     As a result of the transaction described above, TransCommunity has included in this prospectus the audited financial statements of the Bank of Powhatan for the years ended December 31, 2000 and 1999, and the unaudited financial statements of the Bank of Powhatan for the six months ended June 30, 2001, together with an unaudited pro forma consolidating statement of condition of TransCommunity as of June 30, 2001 and an unaudited pro forma consolidating statement of income of TransCommunity for the six months ended June 30, 2001.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following summary pro forma consolidated financial data for the six months ended June 30, 2001, are derived from the pro forma consolidated financial statements and other data of TransCommunity contained elsewhere in this prospectus, and should be read in conjunction with the historical and pro forma consolidating financial statements of TransCommunity and the Bank of Powhatan, including the accompanying notes, included elsewhere herein.

                                                        Pro Forma Consolidated
                                                      TransCommunity Bankshares
                                                      -------------------------

                                                         For Six Months Ended
                                                               June 30,
                                                                 2001
                                                             -----------

     Balance Sheet Data:
       Cash and cash equivalents                             $   848,823
       Other assets                                           21,034,641

       Total assets                                          $21,883,464
       Total liabilities                                      15,878,199

       Shareholders' equity                                  $ 6,005,265

     Income Statement Data:
       Net interest income*                                  $   219,965
       Other operating income                                    367,073
       Total expenses (non-interest)                           1,103,419

       Net income (loss)                                     $  (516,381)
_______________________
* after provision for loan losses

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe" and "expect" and similar expressions identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of this information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover and we have no obligation to update or revise any of these forward-looking statements.

     These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by forward-looking statements. These risks and uncertainties include, among other things, the risks and uncertainties described in "Risk Factors".

                                  RISK FACTORS

     An investment in our common stock involves a significant degree of risk. In determining whether to make an investment, you should consider carefully all of the information set forth in this prospectus and, in particular, the following factors. The shares of our common stock we are offering are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

We have a limited operating history upon which to base an estimate of our future success.

     The Bank of Powhatan and TransCommunity each have a limited operating history, and the proposed new banks have no operating history. As a consequence, you have limited financial information on which to base any estimate of our future performance. The financial statements presented in this prospectus may not be as meaningful as those of a company which has a longer history of operations. Because of our limited operating history, you do not have access to the type and amount of information that would be available to a purchaser of the securities of a financial institution with a more extended operating history.

Both TransCommunity and Bank of Powhatan have experienced significant operating losses.

     The success of our operations must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment of new banks.

     Typically, new banks are not profitable in their first years of operation. For the year ended December 31, 2000, Bank of Powhatan experienced a net loss of $147,456. For the six months ended June 30, 2001, TransCommunity and Bank of Powhatan experienced net losses of $214,047 and $275,334, respectively. We can give you no assurances that we will not incur additional losses or that we will operate in a profitable manner in the future.

We may not be successful in raising sufficient capital to support our expansion plans.

     TransCommunity is seeking to organize new subsidiary national banks in the adjacent counties of Goochland and Louisa. TransCommunity expects that the minimum capital necessary to obtain regulatory approvals to open these two new banks will be approximately $10 million. Regulatory authorities have not yet determined what minimum capital they will require, and it is possible they will require higher levels of minimum capital than anticipated by TransCommunity. TransCommunity may not be successful in selling sufficient shares of capital stock necessary to raise the capital required to open either of these two new banks. In that event, the growth prospects of TransCommunity would be severely curtailed, and it would seek other less capital intensive opportunities to expand its business.

Many of the loans in the Bank of Powhatan's loan portfolio are too new to show any sign of problems.

     A significant portion of the Bank of Powhatan's loans have been originated in the past year. Although we believe we have conservative underwriting standards, it is difficult to assess the future performance of the Bank of Powhatan's loan portfolio due to the recent origination of many of the loans. As of June 30, 2001, the Bank of Powhatan had an allowance for loan losses of $137,073, whereas at the beginning of the six months ended June 30, 2001, the Bank of Powhatan had an allowance for loan losses of only $38,000. We can give you no assurance that our non-performing loans will not increase or that our non-performing or delinquent loans will not adversely affect our future performance.

The markets for our services are highly competitive and we face substantial competition.

     The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in our market and many of which have greater resources than we have. Many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Increased competitive pressures could result from passage of the Gramm-Leach-Bliley Act described below under "Business-Supervision and Regulation." This competition could result in a decrease in loans we originate and could negatively affect our results of operations.

     In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many nonbank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in either our attracting fewer deposits or increasing our interest rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

Changes in interest rates could have an adverse effect on our income.

     Our profitability depends to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases rather than the interest we earn on loans and investments. Changes in interest rates also can affect the value of our loans. An increase in interest rates could adversely affect borrowers' ability to pay the principal or interest on our loans. This may lead to an increase in our nonperforming assets and could have a material and negative effect on our results of operations.

     Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material and negative effect on our business, financial condition and results of operations.

We are subject to significant government regulations, including new legislation, that affect our operations and may result in higher operating costs or increased competition for us.

     Our success will depend not only on competitive factors, but also on state and federal regulations affecting bank holding companies generally. Regulations now affecting us may change at any time, and these changes may adversely affect our business.

     We are subject to extensive regulation by the Board of Governors of the Federal Reserve System, the Office of Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. These agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. Our ability to establish new branches or make acquisitions is conditioned on receiving required regulatory approvals from the applicable regulators.

     We believe that changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit us and our bank, others will increase our costs of doing business and could assist our competitors, which are not subject to similar regulation.

     The Gramm-Leach-Bliley Act became effective on March 11, 2000. This major banking legislation permits affiliation among depository institutions and other entities whose activities are considered financial in nature. Activities that are expressly considered financial in nature include securities and insurance underwriting and agency activities, investment management and merchant banking. With certain exceptions, this act similarly expanded the authorized activities of subsidiaries of national banks and, indirectly through the provisions of state law, Virginia banks. In general, these expanded powers are reserved to bank holding companies and banks where all depository institutions affiliated with them are well capitalized and well managed. The act also imposes rules on data privacy and repeals some of the exemptions enjoyed by banks under federal securities laws relating to the offering of securities and the licensing of broker-dealers and investment advisors. This act has been and may continue to be the subject of extensive rulemaking by federal banking regulators and others. Although the effects of this legislation will only begin to be understood over the next several years and cannot presently be predicted with any certainty, it may accelerate trends toward larger financial services companies offering a wider range of products and services. Firms of this type may have increased resources and market power that may adversely affect our ability to compete effectively.

If we do not receive regulatory approvals from the Office of the Comptroller of Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Board of Governors of the Federal Reserve (the "Federal Reserve"), in a timely manner, it could delay the date on which the banks open for business which would increase our pre-opening expenses and would postpone any realization of revenues.

     Any delay in beginning the new Banks' operations will increase pre-opening expenses and postpone TransCommunity's realization of potential revenues. Subject to the completion of the sale of the shares offered hereby, we expect to receive all regulatory approvals and to open the new Banks for business in the first quarter of 2002, although we can give no assurance as to when, if at all, these events will occur. Such a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses and our lack of revenue. If ultimately we do not receive regulatory approvals from the OCC, the FDIC, and the Federal Reserve to open either the Bank of Goochland or the Bank of Louisa or both, our accumulated deficit would increase even further as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue while we revised our regulatory approval efforts or formulated a revised growth plan. This could have a material and negative effect on our results of operations

Our success will depend significantly upon general economic conditions in central Virginia and nationally.

     Our success will depend significantly upon general economic conditions in central Virginia as well as national economic conditions affecting Virginia. Any prolonged economic dislocation or recession affecting central Virginia could cause the banks' non-performing assets to increase, causing operating losses, impaired liquidity and the erosion of capital. Such an economic dislocation or recession could result from a variety of causes, including natural disasters, a prolonged downturn in various industries upon which the economy of central Virginia depends, or a national recession.

If a market for our common stock does not develop, you may not be able to sell your shares.

     Since the size of this offering is relatively small, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. You should only invest in the common stock if you have a long-term investment intent. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all.

We will not be in a position to pay dividends for the forseeable future.

     We do not expect to pay dividends on our common stock for at least several years.

     We intend to retain future earnings, if any, to improve each bank's capital structure to support future growth. Dividend distributions of national banks are restricted by statute and regulation. Our future dividend policy will depend on the Banks' earnings, capital requirements, financial condition and other factors considered relevant by our board of directors. See "Dividend Policy" at page 13.

You may be one of only a small number of investors in the offering.

     Because this is not a firm-commitment underwritten offering, there is no escrow arrangement providing for a refund of stock proceeds to investors, and there are no assurances that we will sell all of the shares offered hereby. However, our offering expenses will not change substantially based on the number of shares we ultimately sell in this offering. As a result, it is possible that a substantial percentage of our offering proceeds may be used to pay our offering expenses, resulting in proportionately less net proceeds available to fund our expansion efforts. For example, if we fail to sell more than 60,000 shares in this offering, our offering expenses would likely be more than 20% of our offering proceeds.

The offering price was arbitrarily set by the directors and may not accurately reflect the value of an investment in our common stock.

     There is no established market for the common stock. The offering price was arbitrarily determined by the directors, and does not bear any direct relationship to TransCommunity's assets, book value, net worth or any other recognized criteria of value. In determining the offering price of the common stock, the directors considered the OCC's capital requirements for the proposed new Banks and general market conditions for the sale of securities. Should a market develop for our common stock after this offering is complete, there is no guarantee that the market price will be greater than or equal to the public offering price.

                             TERMS OF THE OFFERING

Minimum and Maximum Individual Subscriptions

     The minimum subscription for the offering is 100 shares. To increase participation and ownership in TransCommunity within the local community, the organizers have limited the maximum number of shares that may be acquired directly by any one individual or entity to 110,000 shares.

Escrow Accounts

     The portion of the subscription proceeds designated for the capitalization of the proposed new Banks will be deposited in one or more escrow accounts with Bank of Powhatan, N.A., Powhatan, Virginia. All income accruing from the escrow accounts will become the property of TransCommunity. The income earned on such accounts will first be applied to the organizational and offering expenses incurred by TransCommunity in connection with the organization of the new Banks. The escrowed subscription proceeds will not be released to TransCommunity until it has obtained all required regulatory approvals for the opening of one or both of the new Banks and thereafter only immediately before the Banks open for business.

Company Discretion

     We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date. With respect to any subscriptions that we do not accept in whole or in part, the unaccepted portion of the subscription funds will be returned, without interest.

Plan of Distribution

     Offers and sales of our common stock will be made on our behalf by certain of our officers and directors. Such individuals will not receive any commissions or other remuneration in connection with these activities, but they will be reimbursed for their reasonable expenses incurred in the offering. This offering is only being made to residents of the State of Virginia.

Termination

     Unless extended, the offering will terminate on June 30, 2002. We reserve the right to terminate the offering on or after December 31, 2001, or at any time after 1,500,000 shares have been sold.

Subscription Procedures

     Subscriptions may be made by completing and signing the Subscription Agreement accompanying this prospectus and mailing or delivering it, together with a check or money order equal to 100% of the total subscription price, to TransCommunity.

     Each prospective investor who desires to purchase 100 or more shares must:

     1. Complete, date and execute the Subscription Agreement that is attached as Exhibit "A" to this prospectus.

     2. Make a check payable to "TransCommunity Bankshares Incorporated" in an amount equal to $10.00 multiplied by the number of shares subscribed for.

     3.   Return the completed Subscription Agreement as follows:

               By hand, U.S. Mail or overnight delivery to:

               TransCommunity Bankshares Incorporated
               9025 Forest Hill Avenue
               Richmond, Virginia  23235

     4. On our receipt and acceptances of payment for the shares subscribed for, the Subscription Agreement will become final, binding and irrevocable.

     Certificates evidencing shares of TransCommunity's common stock duly subscribed for and paid in full will be issued and delivered to those subscribers whose subscriptions are accepted as soon as practicable after the offering is completed.


                                USE OF PROCEEDS

     The offering is not underwritten and no assurance can be provided as to the amount of net proceeds TransCommunity may receive as a result of the offering. However, if all the shares offered hereby are sold, the net proceeds to TransCommunity are estimated to be approximately $14.9 million, based upon the public offering price of $10.00 per share and after deducting the expenses payable by TransCommunity. Of these net proceeds, TransCommunity intends to use approximately $10 million to capitalize the new banks, the Bank of Goochland (in organization) and the Bank of Louisa (in organization) (collectively, with the Bank of Powhatan, the "Banks"), in each case upon receipt of final regulatory approvals.

     Specifically, TransCommunity will allocate and use the proceeds from the sale of the shares offered hereby in the following order of priority:

     First: The first $2 million received will be used by TransCommunity for general corporate purposes.

     Second: Up to the next $10 million received will be held in escrow pending receipt of regulatory approvals, in order to capitalize each of the Bank of Goochland and the Bank of Louisa.

     Third: The remaining proceeds received, up to $3 million, will be used by TransCommunity for general corporate purposes.

     If TransCommunity receives more than $12 million in proceeds from the offering, but less than $15 million, it anticipates that it will retain the first $2 million for its own use for general corporate purposes, it will establish the two escrow accounts of $5 million each for the purpose of capitalizing each of the two new Banks, and it will retain the balance received over $12 million for its own use for general corporate purposes.

     If TransCommunity receives more than $7 million, but less than $12 million in proceeds from the offering, it will retain the first $2 million for its own use for general corporate purposes. The balance received over $2 million will be used to capitalize at least one of the two proposed new Banks, and any excess received over and above required capital levels will be used by TransCommunity for general corporate purposes.

     If TransCommunity receives more than $2 million, but less than $7 million in the offering (which it believes to be unlikely based on the experience in 1999 with Bank of Powhatan), it will retain at least $2 million for its own use for general corporate purposes, and will seek to establish and capitalize at least one new Bank with the remaining proceeds. If its capital resources do not permit the chartering of at least one of the two proposed new Banks, TransCommunity will use any proceeds received above $2 million for general corporate purposes in operating and expanding the banking business of Bank of Powhatan and/or the non-banking business of TransCommunity.

     While TransCommunity does not intend actively to search for opportunities to expand into additional markets, it may consider opportunities that arise from time to time, which could occur through acquisitions of existing institutions or branches. TransCommunity has no specific acquisition plans at the current time other than the new Banks. See "Business--Growth Strategy."

     Pending the capitalization of the new banks, Bank of Powhatan, as escrow agent, will invest such funds as are held in escrow in short or medium-term interest-bearing securities or loans. As and when TransCommunity requires funds to capitalize a new bank, Bank of Powhatan will repay to TransCommunity proceeds of this offering previously deposited in escrow by TransCommunity with Bank of Powhatan. If one or both of the new banks do not receive the necessary regulatory approvals, TransCommunity will devote the proceeds of this offering as described above to support the growth of Bank of Powhatan and either of the new banks that does receive the necessary approvals and opens for business. TransCommunity anticipates that such growth would be achieved through branching. Additionally, if the organization of one or both of the new banks is not completed, TransCommunity may devote part of the proceeds of this offering to the acquisition of a controlling interest in one or more existing banks. TransCommunity has not identified any existing bank that it would seek to acquire or merge with in such event.

                            MARKET FOR COMMON STOCK

     TransCommunity's common stock is not listed or quoted, nor is there an established trading market for its shares. There can be no assurance that a an active trading market will ever develop.


                                DIVIDEND POLICY

     TransCommunity has not declared or distributed any cash dividends to its shareholders and it is not likely that any cash dividends will be declared for several years. The Board of Directors of TransCommunity intends to follow a policy of retaining any earnings to provide funds to operate and expand the business of TransCommunity and the Bank of Powhatan, the Bank of Goochland and the Bank of Louisa for the foreseeable future. The future dividend policy of TransCommunity is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. TransCommunity's ability to distribute cash dividends will depend entirely upon the Banks' abilities to pay dividends to TransCommunity. As national banks, the Banks will be subject to legal limitations on the amount of dividends each is permitted to pay. Furthermore, neither the Banks nor TransCommunity may declare or pay a cash dividend on any of their capital stock if they are insolvent or if the payment of the dividend would render them insolvent or unable to pay their obligations as they become due in the ordinary course of business. See "Government Supervision and Regulation--Payment of Dividends."


                        DETERMINATION OF OFFERING PRICE

     Because there is no established market for the common stock, the offering price for the shares offered by this prospectus was arbitrarily determined by the directors, and does not bear any direct relationship to TransCommunity's assets, book value, net worth or any other recognized criteria of value. In determining the offering price of the common stock offered hereby, the directors took into consideration the anticipated capital requirements for the proposed new Banks, the fact that shares of Bank of Powhatan were sold in a public offering during 1998-1999 at a price of $10.00 per share, that organizing directors of TransCommunity and the Bank of Goochland and the Bank of Louisa have subscribed for shares of TransCommunity common stock at a purchase price of $10.00 per share, and that the pro forma book value of shares of the Company at June 30, 2001 was $8.62 per share. Given these factors, the directors determined that an offering price of $10.00 per share would be appropriate for the offering made by this prospectus.

                              PRO FORMA DILUTION

     At June 30, 2001, TransCommunity had a pro forma net tangible book value of approximately $5.7 million, or $8.16 per share. Pro forma net tangible book value per share represents the amount of TransCommunity's shareholders' equity, less intangible assets, divided by 696,586 shares of common stock, representing
(a) 670,836 shares that would have been issued and outstanding, assuming that the plan of reorganization under which Bank of Powhatan became a wholly-owned subsidiary of TransCommunity through a share for share exchange of common stock, had been effective on that date plus (b) 25,750 shares that were issued on August 15, 2001, pursuant to fully paid subscriptions outstanding as of June 30, 2001. Pro forma dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After (i) giving effect to the sale by TransCommunity of 1,500,000 shares of common stock offered hereby at the offering price of $10.00 per share, (ii) deducting additional estimated offering expenses of $78,000, and (iii) giving effect to the application of the estimated net proceeds as set forth under "Use of Proceeds," the pro forma net tangible book value of TransCommunity at June 30, 2001, would have been approximately $20.7 million, or $9.38 per share. This represents an immediate increase in pro forma net tangible book value of $1.22 per share to existing shareholders and an immediate dilution of $0.62 per share to new investors. The following table illustrates this per share pro forma dilution:

                                                                     As of
                                                                    June 30,
                                                                      2001
                                                                      ----

     Public offering price per share                                 $10.00
     Pro forma net tangible book value per share at
       June 30, 2001                                                   8.16
     Pro forma increase per share attributable to new
       Investors                                                       1.22
     Pro forma net tangible book value per share after the
       offering                                                        9.38
     Pro forma dilution per share to new investors                      .62

     The following table sets forth on a pro forma basis, as of June 30, 2001,
(a) the number of shares of common stock of TransCommunity issued or subscribed to prior to the offering and the number of shares purchased in the offering, and
(b) the total consideration and average price per share paid to TransCommunity with respect to common stock held by the existing shareholders and subscribers of TransCommunity (assuming for this purpose that the 670,836 shares issued in the reorganization effective August 15, 2001, were deemed to have been issued at June 30, 2001, at the pro forma book value per share of TransCommunity on that date attributable to those shareholders, which was $8.62 per share) and to be paid by new investors in the offering at the public offering price of $10.00 per share.


                                                                         Average*
                              Shares Purchased     Total Consideration   Price Per
                             -------------------  ---------------------
                              Number    Percent     Amount     Percent     Share
                             ---------  --------  -----------  --------  ---------

Existing shareholders (1)      696,586    31.71%  $ 6,005,265    28.59%     $ 8.62
New investors                1,500,000    68.29%   15,000,000    71.41%     $10.00
 Total                       2,196,586   100.00%   21,005,265   100.00%

_____________
*Before offering expenses.

(1) Reflects issuance of 670,836 shares of common stock in the share exchange with shareholders of Bank of Powhatan effective August 15, 2001, and the issuance on August 15, 2001, of 25,750 shares of common stock for fully paid stock subscriptions received as of June 30, 2001. In connection with the share exchange effective August 15, 2001, an additional 100 shares of common stock were issued in exchange for 100 shares of Bank of Powhatan common stock issued as director's qualifying shares subsequent to June 30, 2001.

                    HISTORICAL AND PRO FORMA CAPITALIZATION

     The tables below set forth the historical capitalization of the Bank of Powhatan as of June 30, 2001, and the pro forma capitalization of the holding company as of June 30, 2001, assuming the reorganization in which the Bank became a wholly-owned subsidiary of TransCommunity had been completed as of the same date.



                                                                     Historical and Pro Forma
                                                              Unaudited Consolidated Financial Data
                                                                       As of June 30, 2001
                                              -------------------------------------------------------------------
                                                                                               Pro Forma
                                                      (Historical)                          Holding Company
                                                         Bank of                               Combined
                                                        Powhatan                             With The Bank
                                                        --------                             -------------
   Number of shares of capital stock
         Authorized
            Preferred Stock...................          2,000,000                                    -0-
            Common Stock(1)(2)................          5,000,000                              5,000,000
         Issued and Outstanding
            Common Stock......................            670,836                                696,586 (3)

   Shareholders' Equity
         Preliminary Cost of Stock Offering...                                                $  (46,466)
         Common Stock(1)(2)...................         $1,677,090                                  6,966
         Preferred Stock......................                -0-                                    -0-
         Surplus..............................          4,936,918                              6,754,377
         Accumulated Loss.....................           (468,565)                              (709,612)
   Total Shareholders' Equity.................         $6,145,443                             $6,005,265

________________
(1)  Bank common stock, par value $2.50 per share.
(2)  Holding company common stock, par value $.01 per share.
(3) Assumes issuance of 670,836 shares of holding company common stock to existing shareholders of the Bank and issuance of 25,750 shares of holding company common stock in satisfaction of paid in stock subscriptions for $257,500 at June 30, 2001.

                       SELECTED HISTORICAL AND PRO FORMA
                         CONSOLIDATING FINANCIAL DATA


     The following historical financial information for the Bank of Powhatan and pro forma consolidating financial information for TransCommunity is only a summary and you should read it in conjunction with the historical financial statements of the Bank and the related notes for the year ended December 31, 2000, and for the six months ended June 30, 2001, and the historical financial statements of TransCommunity and the related notes thereto for the period ended June 30, 2001, that are enclosed with this prospectus.


                                                    (Historical)                             (Pro Forma)
                                                  Bank of Powhatan                         TransCommunity
                                                                                              Bankshares
                                    -----------------------------------------          ---------------------
                                        For Year Ended           For Six                       For Six
                                         December 31,         Months Ended                  Months Ended
                                             2000                June 30,                      June 30,
                                                                   2001                          2001
                                        --------------        ------------                  ------------
                                              (In thousands, except ratios and per share amounts)
Income Statement Data:
Net interest income                          $    441            $    319                       $    319
Provision for loan losses                         (38)                (99)                           (99)
Other income                                       10                 367                            367
Other expenses                                   (561)               (862)                        (1,103)
Income tax expense
Net loss                                         (147)               (275)                          (516)

Per Share Data:
Net loss                                         (.22)               (.41)                          (.75)
Cash dividends                                    N/A                 N/A                            N/A
Book value                                       9.57                9.16                           8.62
Average shares outstanding                    670,543             670,836                        688,053

Balance Sheet Data:
Assets                                         11,562              21,883                         21,883
Loans, net of unearned income                   2,957               9,225                          9,225
  and allowance for loan losses
Total investment securities                     6,363               9,149                          9,149
Deposits                                        4,979              15,507                         15,485
Stockholders' equity                            6,421               6,145                          6,005

Capital Ratios:
Leverage                                       103.95%              30.02%                         29.30%
Risk-based:
  Tier 1 capital                               118.08%              44.22%                         43.16%
  Total capital                                118.78%              45.26%                         43.90%
Total equity to total assets                    55.53%              28.08%                         27.44%

                    TransCommunity Bankshares Incorporated
                Pro Forma Consolidating Statement of Condition
                                 June 30, 2001
                                  (Unaudited)

                                            TransCommunity        Bank of       Adjustments   Consolidated
                                           Bankshares Inc.    Powhatan, N.A.   Eliminations      Totals
                                           -----------------  ---------------  -------------  -------------
Assets:
Cash and due from banks                         $  21,832       $   428,823     $   (21,832)   $   428,823
Federal fund sold                                                   420,000                        420,000
                                                ---------       -----------     -----------    -----------
     Total Cash and Cash Equivalents               21,832           848,823         (21,832)       848,823
Securities held to maturity                                       9,149,246                      9,149,246
Loans net of allowance for loan losses
of $137,073                                                       9,244,544                      9,244,544
Bank premises and equipment, net                                  1,579,905                      1,579,905
Federal Reserve Bank stock (restricted)                             201,300                        201,300
Other assets                                                        879,646                        879,646
                                                ---------       -----------     -----------    -----------
     Total Assets                               $  21,832       $21,883,464     $   (21,832)   $21,883,464
                                                =========       ===========     ===========    ===========
Liabilities:
Deposits                                        $      --       $15,507,115     $   (21,832)   $15,485,283
Note Payable                                                        110,687                        110,687
Accrued interest                                                     63,134                         63,134
Accrued expenses and other liabilities            162,010            57,085                        219,095
                                                ---------       -----------     -----------    -----------
     Total Liabilities                          $ 162,010       $15,738,021     $   (21,832)   $15,878,199
                                                =========       ===========     ===========    ===========
Stockholders' Equity:
Capital contributed by subscribers                282,335                          (282,335)            --
Subscriptions receivable                         (135,000)                          135,000
Preliminary cost of stock offering                (46,466)                                         (46,466)
Common Stock - $2.50  par value;
5,000,000 shares authorized; 670,836
 shares issued and outstanding                                    1,677,090      (1,677,090)            --
Common Stock - $0.01  par value;
5,000,000 shares authorized; 696,586
 shares issued and outstanding                                                        6,966          6,966
Paid-in-surplus                                                   4,936,918       1,817,459      6,754,377
Accumulated deficit                              (241,047)         (468,565)             --       (709,612)
                                                ---------       -----------     -----------    -----------
     Total Stockholders' Equity                  (140,178)        6,145,443              --      6,005,265
                                                ---------       -----------     -----------    -----------
     Total Liabilities and Stockholders'
     Equity                                     $  21,832       $21,883,464     $   (21,832)   $21,883,464
                                                =========       ===========     ===========    ===========



          See Notes to Pro Forma Consolidating Financial Statements.

                    TransCommunity Bankshares Incorporated
                  Pro Forma Consolidating Statement of Income
                    For The Six Months Ended June 30, 2001
                                  (Unaudited)

                                                      TransCommunity    Bank of          Consolidated
                                                     Bankshares Inc.    Powhatan, N.A.      Totals
                                                     -----------------  ---------------  -------------
Interest Income

    Loans, including fees                                                  $ 314,614      $  314,614
    Federal funds sold                                                        78,381          78,381
    Other Investments                                                        170,231         170,231
                                                                           ---------      ----------
    Total Interest Income                                                    563,226         563,226

Interest Expense                                                             244,188         244,188
                                                                           ---------      ----------
Net Interest Expense                                                         319,038         319,038

Provision for Loan Losses                                                     99,073          99,073
                                                                           ---------      ----------

Net Interest Income after Provision for Loan Losses                          219,965         219,965
                                                                           ---------      ----------
Noninterest Income
    Service charges, fees and commissions                                    344,369         344,369
    Other operating income                                                    22,704          22,704
                                                                           ---------      ----------

    Total Noninterest Income                                                 367,073         367,073
                                                                           ---------      ----------
Noninterest Expense
    Salaries, consulting and employee benefits                112,408        513,042         625,450
    Occupancy expenses                                                        55,149          55,149
    Other operating expenses                                  128,639        294,181         422,820
                                                            ---------      ---------      ----------

    Total Noninterest Expense                                 241,047        862,372       1,103,419
                                                            ---------      ---------      ----------

Net Loss                                                    $(241,047)     $(275,334)     $ (516,381)
                                                            =========      =========      ==========

Net Loss Per Share                                          $  (14.00)     $   (0.41)     $    (0.75)

Weighted Average Shares Outstanding                            17,217        670,836         688,053

           See Notes to Pro Forma Consolidating Financial Statements.

                    TransCommunity Bankshares Incorporated

          Notes to Pro Forma Consolidating Financial Statements
          -----------------------------------------------------

NOTE 1   SUMMARY OF SIGNIFICANT ASSUMPTIONS:

         The consolidating financial statements include TransCommunity Bankshares Incorporated ("TransCommunity") and its wholly-owned subsidiary, Bank of Powhatan, N.A. (the "Bank"). All significant intercompany balances and transactions have been eliminated. TransCommunity was organized on March 16, 2001. The consolidated financial statements for prior periods would be identical to the Bank's statements.

         These pro forma statements assume that all the Bank's stocK was exchanged for 670,836 shares of TransCommunity's stock at inception and that TransCommunity issued 25,750 shares of common stock with par value of $0.01 per share for fully paid subscription as of June 30, 2001.

NOTE 2   HISTORICAL FINANCIAL STATEMENTS:

         These pro forma financial statements should be read in conjunction with the financial statements of TransCommunity Bankshares Incorporated and Bank of Powhatan, N.A. included in this prospectus.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                          OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS
                         OF THE BANK OF POWHATAN, N.A.

Year 2000 compared with 1999

       The Bank of Powhatan, N. A. opened for business on March 20, 2000. The net loss for 2000 was $(147,456) compared with net income of $14,899 for 1999. The net loss per share for 2000 was $(.22) compared with net income for $.02 per share for 1999.

       The Bank's loss for the year 2000 as a percentage of average assets and capital follows:

       Net Loss/Average Assets                (1.88)%
       Net Loss/ Average Capital              (2.27)%

Net Interest Margin

       For the year 2000, the Bank's net interest margin was 6.34%. The yield on earning assets was 6.60% with most of the interest income coming from investments and federal funds. Average balances and yields on earning assets and the cost of deposits is shown in the Net Interest Margin Analysis for the year ended December 31, 2000 below. Since the Bank had opened for business on March 20, 2000 the net interest margin is not indicative of the net interest margin for a mature bank. During the year, the Bank had large amounts of capital that were invested in fed funds and short term bonds which have lower yields than loans. As the amount of interest bearing deposits increases in relationship to interest free capital, the net interest margin will decrease. Management anticipates that the Bank will continue to offer favorable rates on loans and deposits to attract new customers.

Provision for Loan Losses

       The Bank created an allowance for loan losses of $38,000 (1.27% of loans) as of December 31, 2000. Management is using a methodology which takes into consideration the risk of different types of loans in the portfolio. The allowance for loan losses compares favorably with other community banks, however the allowance may be subject to revision as the loans mature.

Noninterest Income

       Noninterest income in the form of service charges and fees were $10,465 for 2000. The Bank anticipates that it will continue to charge fees that are competitive with other local banks.

Noninterest Expense

       Noninterest expenses were $561,315 for the year 2000 compared with $231,236 for 1999. For the year 2000, noninterest expenses as a percentage of average assets was 7.15 %. As the Bank grows, management anticipates that noninterest expenses as a percentage of average assets will decline. The noninterest expense for 2000 included expenses of approximately $70,000 that were incurred prior to opening on March 20, 2000.

Income Taxes

     No income tax benefit has been recorded for the year 2000, because at this time, there is insufficient evidence to conclude that the Bank will produce taxable income in the future which can be offset by loss carryforwards from the current year.

Bank Premises

     Bank Premises and equipment as of December 31, 2000 is shown in note 7 to the financial statements. The permanent Bank building is currently under construction, with an estimated cost of $800,000 of which approximately $350,000 had been incurred at December 31, 2000. Management anticipates that funds from maturing investments and deposit growth will be used to fund future construction.

Loans

     As of December 31, 2000 total loans were $2,994,995 and average loans for the year 2000 were $706,149. Loans by type are shown in the following schedule at December 31, 2000:

Type                                         (In Thousands)
----

Commercial, financial, and agricultural           $  812
Real estate-construction                             156
Real estate- mortgage                                685
Installment loans to individuals                   1,342
                                                  ------

Total Loans                                       $2,995
                                                  ------


Nonaccrual, Past Due and Restructured Loans

     At December 31, 2000, the Bank did not have any loans classified as non-accrual, past due more than ninety days or restructured. Loans are placed in a nonaccrual status when, in the opinion of management, the accrued interest income will not be collected.

Allocation for the Allowance for Loan Losses

     The allowance for loan losses at December 31, 2000 was allocated as follows:

                                                          Percent of
                                                        loans in each
        Balance at end of period                         category to
             applicable to:                    Amount    total loans
             -------------                     ------    -----------
     Commercial, financial and agricultural    $11,735        27%
     Real estate - construction                  1,560         5%
     Real estate - Mortgage                      6,850        22%
     Installment loans to individuals           17,825        46%
     Unallocated                                    30         0%
                                               -------       ---

                                               $38,000       100%
                                               =======       ===

Deposits

     At December 31, 2000, the Bank's deposits totaled $4,979,408 and average deposits for 2000 were $920,687. A schedule of deposits by type is shown in the statement of condition. Time deposits of $100,000 or more equaled 17% at December 31, 2000.

Capital

     Total capital was $6,420,777 at December 31, 2000 compared with $6,475,933 at December 31, 1999. Capital as a percentage of total assets was 56% at December 31, 2000, which significantly exceeded regulatory requirements. Based on projected growth, management anticipates that capital will be adequate to meet regulatory requirements for the foreseeable future and does not plan to raise additional capital.

Liquidity

     At December 31, 2000, the Bank had liquid assets of approximately $7.3 million in the form of cash, federal funds sold and short term investments. Management believes that the Bank's liquid assets are adequate at December 31, 2000. Additional liquidity will be provided by the growth in deposit accounts and loan repayments. The Bank also has the ability to purchase federal funds and borrow from the Federal Reserve Bank, if necessary. Management is not aware of any trends, events or uncertainties that are reasonably likely to have a material impact on the Bank's short term or long term liquidity. Capital expenditures in the near future will be purchased using liquid assets.

Six Months Ended June 30, 2001

     The Bank of Powhatan, N.A. was organized as a national bank in 1999 and commenced its general banking operation on March 20, 2000, providing services to businesses and individuals in the Powhatan County area. With an emphasis on personal service, the Bank is offering a range of commercial and retail banking products and services including checking, saving and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, investment loans, small business loans, commercial lines of credit and letters of credit.

     On January 1, 2001 the Bank acquired Main Street Mortgage and Investment Corporation ("Main Street Mortgage") (a wholly owned subsidiary). The two companies have been consolidated for the period ended June 30, 2001 for reporting purposes.

     For the six months ended June 30, 2001, the Bank had a net loss of ($275,334) compared with a net loss of ($31,767) for the six months ended June 30, 2000. In the year 2001, the loss included a net loss for the mortgage subsidiary of ($49,179).

     The Bank's loss as a percentage of average assets and capital is as follows:


                                                   Six Months Ended June 30,
                                                       2001        2000
                                                       ----------------

       Net Loss/Average Assets                        (1.62)%     (.45)%
       Net Loss/Average Capital                       (4.35)%     (.49)%


Prospects for the Future

     Through June 30, 2001, the Bank has been able to attract deposits of $15,507,115 and loans of $9,149,246. Based on current acceptance by the community and the growth to date, management believes that the prospects for the Bank are excellent.

Net Interest Margin

     The Bank's net interest margin was 4.24% for the six months ended June 30, 2001 compared with 5.79% for the six months ended June 30, 2000. Since the Bank opened for business on March 20, 2000, and had opened a limited number of accounts by June 30, 2000, the net interest margin at June 30, 2001, was not indicative of the net interest margin for a mature bank. During the period ended June 30, 2000, the Bank had large amounts of capital that were invested in fed funds and short term bonds which have lower yields than loans. As the amount of interest bearing deposits increases in relationship to interest free capital, the net interest margin will decrease. The net interest margin for the six months ended June 30, 2001, compares favorably with other commercial banks, however, management anticipates it will continue to offer favorable rates on loans and deposits to attract new customers.

     The Bank's net interest margin analysis and average balance sheets are shown in the Net Interest Margin Analysis for the six months ended June 30, 2001 and 2000 below.

Provision for Loan Losses

     The provision for loan losses for the first six months of 2001 was $99,073 resulting in an allowance for loan losses of $137,073 (1.46% of total loans). The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management has not identified any potential problem loans.

Noninterest Income

     Noninterest income increased from $663 in the first six months of 2000 to $367,073 in the first six months of 2001. The increase is due to commissions received by Main Street Mortgage of $320,449 and fees received by the Bank of $44,408 resulting from the growth in customer accounts. Noninterest income as a percentage (annualized) of average assets for the first half of 2001 was 4.30%.

Noninterest Expense

     Noninterest expense increased from $218,405 in the first six months of 2000 to $862,372 in the first six months of 2001. Because the Bank opened for business on March 20, 2000, the noninterest expenses for the six months ended June 30, 2000, were significantly less for the full six months ended June 30, 2001. The increase was due to additional staffing, the general growth in operations and the acquisition of Main Street Mortgage. Operating expenses of $386,999 related to Main Street Mortgage for the six month period. Noninterest expenses as a percentage (annualized) of average assets for the first half of 2001 was 10.17%.

Income Taxes

     No income tax benefit has been recorded since, at this time, there is insufficient evidence to conclude that the Bank will produce taxable income in the future which can be offset by loss carryforwards from the current period.

Bank Premises

     Bank premises and equipment consisted of the following as of June 30, 2001:

     Land                                            $  204,611
     Land improvements                                  144,716
     Building                                           826,944
     Furniture and fixtures                             469,939
     Automobiles                                         17,167
                                                     ----------

                                                      1,663,377
     Less:  Accumulated Depreciation                     83,472
                                                     ----------

     Total Bank Premises and Equipment               $1,579,905
                                                     ==========

Loans

     Total loans have increased $6,366,622 during the first six months of 2001 to $9,361,617.

     Loans by type are shown in the following schedule:

                                                           (In Thousands)
                                                      June 30,    December 31,
     Type                                               2001         2000
     ----                                               ----         ----
     Commercial, financial, and agricultural          $  4,672      $   812
     Real estate -construction                           1,347          156
     Real estate -mortgage                               1,697          685
     Installment loans to individuals                    1,646        1,342
                                                      --------      -------

     Total loans                                      $  9,362      $ 2,995
                                                      ========      =======

Maturity Schedule of Selected Loans

   The following table presents the maturities of selected loans outstanding at June 30, 2001 (in thousands):

                                               After One
                                      Within   But Within    After
                                     One Year  Five Years  Five Years  Total
                                     --------  ----------  ----------  -----
     Commerical                        $3,683      $  718        $271  $4,672
     Real estate-construction             946         396           5   1,347
                                       ------  ----------  ----------  ------

                                       $4,629      $1,114        $276  $6,019
                                       ======  ==========  ==========  ======

     Interest sensitivity on such
       loans maturing after
       one year:
     Fixed                                                             $  964
     Variable                                                             426
                                                                       ------

       Total                                                           $1,390
                                                                       ======

Nonaccrual, Past Due and Restructured Loans


   At June 30, 2001 and December 31, 2000, the Bank did not have any loans classified as non-accrual, past due more than ninety days or restructured. Loans are placed in a nonaccrual status when, in the opinion of management, the accrued interest income will not be collected.

Allocation for the Allowance for Loan Losses

   The allowance for loan losses at December 31, 2000 was allocated as follows:

                                                                Percent of
                                                               loans in each
          Balance at end of period                              category to
               applicable to:                  Amount           total loans
               --------------                  ------           -----------

    Commercial, financial and agricultural    $ 76,123               50%
    Real estate - construction                  13,471               14%
    Real estate - Mortgage                      16,973               18%
    Installment loans to individuals            23,658               18%
    Unallocated                                  6,848                0%
                                              --------              ---

                                              $137,073              100%
                                              ========              ===


Deposits

   The Bank's deposits increased $10,527,707 during the first six months of 2001 to $15,507,115 at June 30, 2001. A schedule of deposits by type is shown in the statements of condition. Time deposits of $100,000 or more equaled 15% of deposits at June 30, 2001.

Capital

   Capital as a percentage of total assets was 28% at June 30, 2001 and 56% at December 31, 2000, which significantly exceeded regulatory requirements. Based on projected growth, management anticipates that the Bank's capital will be adequate to meet regulatory requirements for the foreseeable future and does not plan to raise additional capital.

Liquidity and Interest Sensitivity

   At June 30, 2001, the Bank had liquid assets of approximately $10 million in the form of cash, federal funds sold and short term investments. Management believes that the Bank's liquid assets are adequate at June 30, 2001.
Additional liquidity will be provided by the growth in deposit accounts and loan repayments. The Bank also has the ability to purchase federal funds and borrow from the Federal Reserve Bank, if necessary. Management is not aware of any trends, events or uncertainties that are reasonably likely to have a material impact on the Bank's short term or long term liquidity. Capital expenditures in the near future will be purchased using liquid assets.

Employees

  The Bank's full time equivalent employees have increased from six at June 30, 2000 to twenty-two at June 30, 2001, including thirteen at Main Street Mortgage. Management does not anticipate significantly increasing the number of employees during 2001.

Goodwill

   The purchase price paid by the Bank of Powhatan for Main Street Mortgage was $360,917. Of the purchase price, $320,917 was allocated to goodwill, which is being amortized, on a straight line basis, over a 15 year period in accordance with APB 17. No other intangible assets with a definite life were identified. On January 1, 2002, the Bank will adopt Statement of Financial Accounting Standard No. 142-Goodwill and Other Intangible Assets. The statement prohibits the amortization of goodwill, however goodwill must be tested for impairment on an annual basis and a goodwill impairment loss recognized (if any).

                            BANK OF POWHATAN, N.A.
                         NET INTEREST MARGIN ANALYSIS
                             AVERAGE BALANCE SHEET
                     FOR THE YEAR ENDED DECEMBER 31, 2000

                                           Average    Interest       Average Rates
                                           Balance    Income or        Earned or
                                            Sheet      Expense            Paid
                                            -----      -------            ----

Assets:
 Loans (including fees)                  $  706,149    $ 77,545          10.98%
 Federal funds sold                       2,058,268     132,789           6.45%
 Other investments                        4,468,319     267,086           5.98%
                                         ----------    --------          -----

 Total Earning Assets                     7,232,736     477,420           6.60%
                                                       --------          -----
 Allowance for loan losses                  (11,000)
 Non-earning assets                         625,655
                                         ----------

Total Assets                             $7,847,391
                                         ==========

Liabilities and Stockholders' Equity:
 Deposits:
  Demand: Interest-
   bearing                               $  371,836    $  4,953           1.78%
  Savings deposits                          131,152       1,841           1.88%
  Other time deposits                       417,699      10,100           3.23%
                                         ----------    --------          -----

 Total Deposits                             920,687      16,894           2.45%
                                                                         -----

 Other borrowed funds                        21,906       1,972           9.00%
                                         ----------    --------          -----

 Total interest-bearing
  liabilities                               942,593      18,866           2.00%
                                         ----------    --------          -----

 Noninterest-bearing
  deposits                                  354,297
 Other liabilities                           45,160
                                         ----------

 Total Liabilities                        1,342,050

 Stockholders' equity                     6,505,341
                                         ----------

Total Liabilities and
 Stockholders' equity                    $7,847,391
                                         ==========

 Net Interest Earnings                                 $458,554
                                                       ========

 Net Yield on Interest-
  Earning Assets                                                          6.34%
                                                                         =====

                            BANK OF POWHATAN, N.A.
                         NET INTEREST MARGIN ANALYSIS
                            AVERAGE BALANCE SHEET
               FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                           (In Thousands of Dollars)

                                                              2001                                       2000
                                             ---------------------------------------      --------------------------------------
                                               Average                   Average           Average                   Average
                                               Balance       Income/      Rates            Balance      Income/       Rates
                                                Sheet        Expense   Earned / Paid        Sheet       Expense    Earned / Paid
                                             -----------     --------  -------------      ----------    --------   -------------
ASSETS
  Loans including fees                       $ 6,169,820     $314,614     10.20%          $  138,985    $ 11,771     16.94%
  Federal Funds sold                           3,127,502       78,381      5.01%           1,379,233      42,878      6.22%
  Other investments                            5,755,710      170,231      5.92%           5,217,209     147,055      5.64%
                                             -----------     --------     ------          ----------    --------     ------

  Total Earnings Assets                       15,053,032      563,226      7.48%           6,735,427     201,704      5.99%
                                                             --------     ------                        --------     ------

  Allowance for loan losses                      (72,395)                                     (2,000)
  Non-earning assets                           1,982,873                                     285,240
                                             -----------                                  ----------

  Total Assets                               $16,963,510                                  $7,018,667
                                             ===========                                  ==========

LIABILITIES AND STOCKHOLDINGS' EQUITY

  Deposits
     Demand - Interest bearing               $ 1,708,618     $ 25,253      2.96%          $   97,156    $  1,494      3.08%
     Savings                                     431,231        6,426      2.98%              36,642         515      2.81%
     All other time deposits                   6,861,030      212,509      6.19%              98,223       2,748      5.60%
                                             -----------     --------     ------          ----------    --------     ------

     Total Deposits                            9,000,879      244,188      5.43%             232,021       4,757      4.10%
                                                             --------     ------                                     ------

     Other borrowed funds                                                                     44,054       1,972      8.95%
                                                                                          ----------    --------     ------

     Total Interest Bearing Liabilities                                                      276,075       6,729      4.87%
                                                                                          ----------    --------     ------

  Non-interest bearing deposits                1,520,493                                     149,538
  Other Liabilities                              124,225                                      51,087
                                             -----------                                  ----------

     Total Liabilities                        10,645,597                                     476,700

  Stockholders' Equity                         6,317,913                                   6,541,967
                                             -----------                                  ----------

  Total Liabilities and
     Stockholders' Equity                    $16,963,510                                  $7,018,667
                                             ===========                                  ==========

  Net Interest Earnings                                      $319,038                                   $194,975
                                                             ========                                   ========

  Net Yield on Interest
     Earning Assets                                                        4.24%                                      5.79%
                                                                          ======                                     ======

             MANAGEMENT'S DISCUSSION AND ANALYSIS WITH RESPECT TO
                    TRANSCOMMUNITY BANKSHARES INCORPORATED

Overview

      The reorganization by which TransCommunity became the holding company for and the sole shareholder of the Bank of Powhatan, N.A. was effective August 15, 2001. Pursuant to the reorganization, TransCommunity issued one share of its common stock for each of the 670,936 outstanding shares of common stock of Bank of Powhatan other than 1,000 shares as to which dissenting shareholder rights have been asserted by one shareholder. TransCommunity is currently seeking to organize two additional subsidiary national banks, one to be headquartered in Goochland County and one to be headquartered in Louisa County. TransCommunity's application to the Office of the Comptroller of the Company ("OCC") seeking preliminary approval for the establishment of the Bank of Goochland, N.A., was filed on August 23, 2001. TransCommunity expects to file a similar application for the establishment of the Bank of Louisa, N.A. by the end of October, 2001. TransCommunity expects that the OCC will require approximately 90 to 120 days to process these applications. Although there can be no assurance that the OCC will grant preliminary approval for the establishment of either of these proposed new banks, it believes the prospects for preliminary approval are favorable. Final OCC approval for the opening of these new banks will be dependent upon TransCommunity raising the necessary equity capital to capitalize the new banks at the level or levels required by the OCC. Those levels have not yet been determined.

Capital

      TransCommunity is undertaking to raise up to $15 million of capital through the sale, pursuant to this prospectus, of up to 1,500,000 shares of common stock at a public offering price of $10 per share. This offering is not underwritten, and there is no assurance TransCommunity will be able to sell all, or even a significant portion of, such shares. TransCommunity anticipates the minimum capital required to open each of the Bank of Goochland and the Bank of Louisa, assuming preliminary approvals are received from the OCC, will be approximately $5 million each. It is possible the OCC will require a higher level of minimum capital than that anticipated by TransCommunity, but based on discussions with the OCC and the experience of the Bank of Powhatan, which opened for business with approximately $6.7 million of capital, TransCommunity believes that capital of $5 million each should be satisfactory for regulatory purposes for the opening of each of the two additional proposed banks.

      As explained elsewhere in this prospectus under "Use of Proceeds," if TransCommunity is not successful in selling all the shares offered hereby, it may not be able to open both of the proposed new banks. In that event, TransCommunity will focus its efforts on opening at least one of the two banks. If it is not able to meet the minimum capital required for regulatory purposes for either bank, TransCommunity will seek alternative opportunities to expand its business through other non-banking activities and/or through an expansion of the business of the Bank of Powhatan. The "Use of Proceeds" discussion explains in some detail the consequences that will result for TransCommunity, and TransCommunity's alternative plans, if the total capital it raises is less than $15 million.

Future Prospects and Uncertainties

      TransCommunity's principal subsidiary, Bank of Powhatan, has grown more rapidly than its organizers originally projected, and TransCommunity believes that the future business prospects for the Bank of Powhatan are generally favorable, based on the demographics of the Powhatan market and the continuing consolidation of larger commercial banks in the metropolitan Richmond region. This continuing consolidation is illustrated by the recent merger of First Union National Bank and Wachovia Bank, which is expected to result in further branch office closures and bank personnel dislocations in the Richmond area market. TransCommunity believes similar factors continue to favor the establishment of additional community banks in the adjacent counties of Goochland and Louisa. TransCommunity is not aware of any known trends, events or uncertainties that are reasonably likely to have a material impact, whether adverse or otherwise, on the company's short-term or long-term liquidity other than the uncertainties associated with the offering of capital stock made by this prospectus. Because the Bank of Powhatan is not permitted to pay dividends to TransCommunity until its operations become profitable (see "Dividends" elsewhere in this prospectus), TransCommunity's liquidity for the short-term future will be almost entirely dependent on external sources. The most significant external source of liquidity for TransCommunity is the offering of stock made by this prospectus. Debt financing through a bank loan may also provide additional liquidity, although TransCommunity does not expect to have to utilize debt financing in the foreseeable future. TransCommunity does not expect to incur capital expenditures (other than in connection with the contemplated purchase of capital stock of the two proposed banks). TransCommunity expects that capital expenditures incurred by the Bank of Powhatan, or by either of the proposed banks, will be financed by the bank for whose benefit such expenditure is made.

                                   BUSINESS

General

      TransCommunity is a bank holding company headquartered in Richmond, Virginia, and is the holding company for the Bank of Powhatan. Through this offering TransCommunity plans to organize and establish two new independent, stand-alone community banks in the central Virginia area: The Bank of Goochland and the Bank of Louisa. When this offering is complete, and if the two proposed new banks receive regulatory approval, TransCommunity will be a bank holding company with three national bank subsidiaries. The three banks will be the Bank of Powhatan, which opened in March 2000, the Bank of Goochland and the Bank of Louisa. TransCommunity will also provide non-banking services and activities permissible under a holding company structure. Possible activities or services include brokerage services, insurance products and investment advisory services. In addition, TransCommunity may engage in a capital formation service either through a subsidiary company or a strategic alliance.

      TransCommunity intends through its three subsidiary national banks to pursue a community banking strategy by offering a broad range of banking products to individuals, professionals and small to medium-sized businesses, with an emphasis on personalized service and local decision-making authority. TransCommunity will support this strategy by providing back office, product development, technology, financial and managerial support.

      The expansion and growth strategy of the banks and the holding company includes attracting experienced local management teams, who will have significant decision-making authority at the local bank level, and local independent boards of directors consisting of individuals with strong community affiliations and extensive business backgrounds and business development potential in the identified markets. Each Bank management team will operate in a manner that provides responsive, personalized services. TransCommunity will provide credit policies and procedures as well as centralized back office functions to provide corporate, technological and marketing support to the Banks.

      TransCommunity was formed in March 2001, principally in response to perceived opportunities resulting from the takeovers of several Virginia-based banks by regional bank holding companies. In the Powhatan, Goochland and Louisa market areas, the bank consolidations have been accompanied by the dissolution of local boards of directors and the relocation or termination of management and customer service professionals. TransCommunity believes that local industry consolidation has disrupted customer relationships as the larger regional financial institutions increasingly focus on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered through less personalized delivery systems, which has created the demand for high quality, personalized services to small and medium-sized businesses and professionals. In addition, consolidation in the local market has created opportunities to attract experienced bankers. Bank acquisitions have dislocated experienced and talented management personnel due to the elimination of redundant functions and the drive to achieve cost savings. As a result of these factors, management believes that the Banks and TransCommunity have an opportunity to attract its targeted banking customers and experienced management personnel within these identified markets.

Strategy of TransCommunity

      TransCommunity's business strategy is to successfully penetrate selected central Virginia markets by operating a locally-oriented organization of independently managed community banks. The major elements of this strategy include:

      . Expand market share in the Powhatan County market through the Bank of Powhatan;

      . Target small and medium-sized business customers, professionals and individuals that demand the attention and service which a community-oriented bank is well suited to provide;

      . Deliver a broad array of modern banking products and services using up-to-date technology, while retaining a decentralized operating strategy with local decision-making; and

      . Maintain centralized support functions, including back office operations, credit policies and procedures, investment portfolio management, administration, and human resources and training to maximize operating efficiencies and facilitate responsiveness to customers.

      Management intends to gain market share by attracting customers through a superior level of prompt and personalized banking service. The goal of TransCommunity's management is to support customer-driven financial institutions that provide high value to customers by delivering customized, quality products and services. Management believes that such institutions will appeal to customers who prefer to conduct their banking business with a locally-managed financial institution that demonstrates both a genuine interest in their financial affairs and an ability to cater to their financial needs.

      Decentralized Operating Strategy.  The foundation of TransCommunity's
      --------------------------------
strategy is to operate a multi-community bank organization which emphasizes decision-making at the local bank level combined with strong corporate, technological, marketing, financial and managerial support. TransCommunity's operating model is for each bank to operate with local management and boards of directors consisting of individuals with extensive knowledge of the local community and the authority to make credit decisions. TransCommunity believes this operating strategy will enable the Banks to attract customers who wish to conduct their business with a locally owned and managed institution with strong ties and an active commitment to the community.

      Corporate Support.  TransCommunity will provide various services to the
      -----------------
Banks, including technology, finance and accounting, human resources, credit administration, internal audit, compliance, loan review, marketing, retail administration, administrative support, policies and procedures, product development and item processing. By providing such services, TransCommunity expects not only to achieve monetary savings, compared to the costs if the Banks were individually responsible for such functions, but also expects to achieve a uniformity of operations and service. The Banks' principal focus will be to generate deposits and loans. This corporate support system will enable TransCommunity to achieve administrative economies of scale while capitalizing on the responsiveness to client needs of its decentralized community bank network.

Growth Strategy

      Following the successful completion of this offering, TransCommunity intends to focus on the development of the two new Banks and on the growth of the Bank of Powhatan. Each Bank's growth is expected to come from within such Bank's primary service area through loan and deposit business. TransCommunity will focus on acquiring market share by emphasizing local management and decision-making and through delivering personalized services to business customers and individuals. Specifically, TransCommunity's competitive strategy will consist of each Bank approving loan requests quickly with a local loan committee, operating with flexible, but prudent, lending policies, personalizing service by establishing a long-term banking relationship with the customer, and maintaining the requisite personnel to ensure a high level of service. While TransCommunity does not currently intend to actively search for expansion opportunities beyond its designated markets, TransCommunity may consider opportunities that arise from time to time, which could occur through acquisitions of existing institutions or branches. TransCommunity has no specific acquisition plans at the current time other than the establishment of the two new Banks.

      Prior to opening each of the new Banks, management of the TransCommunity first will identify an individual who will serve as the president, as well as additional individuals who will serve on the local board of directors. TransCommunity believes that a management team that is familiar with the needs of its community can provide higher quality personalized service to its customers. The local management team will have a significant amount of decision-making authority and will be accessible to its customers.

      Each of the three Banks will have a local board of directors which will be comprised of prominent members of the community, including business leaders and professionals. These directors not only will operate the Banks, but also will act as ambassadors of their respective Banks within the community and will be expected to promote the business development of each Bank. The directors and officers of Bank of Powhatan and the contemplated directors of the two new Banks are active in the civic, charitable and social organizations located in the local communities. It is anticipated that members of the local management teams will hold leadership positions in a number of community organizations, and continue to volunteer for other positions in the future.

Market Areas of the Banks

      The target markets include Powhatan County, Goochland County, and Louisa County. The organizers of the Bank of Powhatan began their effort because of the rapid growth of Powhatan County and the relative small number of existing banks in the county. The prospect of the development of Route 288 around the outer circumference of the metropolitan Richmond area and other factors point to continued growth. The Bank of Powhatan is well positioned to benefit from this future growth and, from a strategic perspective, similar conditions exist in Goochland and Louisa counties. TransCommunity, with independent banks in each of these three counties, will be well positioned geographically between the Richmond, Charlottesville, Roanoke, Lynchburg and Northern Virginia markets. Powhatan and Goochland will be even more closely connected with the opening of the western segments of Route 288 and Powhatan's close proximity to the West Creek commercial and industrial park development will be enhanced. In addition, Louisa provides TransCommunity with a strategic doorway into Northern Virginia as much of the growth in Louisa is derived from that area. Whether for further expansion by TransCommunity, or the possibility of being well positioned as an acquisition target, this geographic arch is vitally important to success. If this strategy were not to be adopted, other banks may soon move into the Goochland or Louisa markets and effectively block potential growth by TransCommunity.

      Powhatan County

      The Bank of Powhatan, N.A. was organized in response to the banking trends and the opportunity provided by a past decade of significant growth in Powhatan County and the projections of continued growth. In addition, the County had only two other banks, one large regional bank, Wachovia Bank, N.A., and one community bank, Central Virginia Bank.

      The Bank serves a trade area consisting primarily of Powhatan County, Virginia. The town of Powhatan, which is the county seat of Powhatan County, is located approximately 20 miles west of the state capitol of Richmond. The county contains 272 square miles. The county's northern boundary is the James River, and its southern boundary is the Appomattox River. Chesterfield County, among the 25 fastest growing counties in Virginia in terms of population growth, lies to the east and Cumberland County, a more rural county, adjoins Powhatan County on its western boundary. The main office of the bank is located 2320 Anderson Highway, Powhatan, Virginia.

      Goochland County

      Goochland County is a growing rural county considered part of the Richmond Metropolitan Area. Its 289 square miles are located west of Richmond and Henrico County along the northern bank of the James River. It is bounded to the south by Powhatan County and to the north by Louisa and Hanover counties with Interstate 64 approximating the county line.

      Goochland County has sustained consistent population and economic growth over the last decade and this trend is expected to continue or accelerate. The population of Goochland County in 1999 totaled approximately 17,500. This reflects a growth rate of 20.4% in the 1980's and 23.3% from 1990 to 1999, more than doubling the state growth rate for both decades. This rate is expected to continue. County population for the year 2010 is projected to be 22,003 (U.S Census). However, with the advent of public sewer the rate of growth could nearly double, pushing population estimates to 30,000 by the year 2015 (Goochland County Comprehensive Plan, 1997).

     Two developments have come to symbolize the changing landscape of Goochland County. The first is development of the 3,500-acre West Creek Business Park. Although a time table for Motorola's semiconductor chip plant at West Creek is no longer certain, the sale of the undeveloped portions of the park in July 2000 for $31.5 million and Capital One's recently announced plans to relocate to and expand in West Creek have breathed new life into the project. Capital One's 300-acre campus at West Creek will have its first group of workers arriving in early 2002. The second related development is the planned extension of Route 288 from Chesterfield County to Route 6. This highway improvement, scheduled for completion in 2003, will further define the county as part of the Greater Richmond Metropolitan Area.

      Total FDIC-insured bank deposits in the county were approximately $80,000,000 as of July 30, 1999. Commerce Bank of Virginia and Wachovia each have two locations in Goochland. Both of these banks have branches in Goochland Courthouse and Centerville. It is noted that the Route 288 extension will intersect with Interstate 64 several miles east of Centerville. The following chart shows the resident to bank location ratio for selected jurisdictions in the Richmond Metropolitan Area:

       County                 Location/resident ratio                   Year
--------------------------------------------------------------------------------
   Goochland                       1 to 4,375                            2000
--------------------------------------------------------------------------------
   Louisa                          1 to 5,020                            1999
--------------------------------------------------------------------------------
   Chesterfield                    1 to 3,408                            1999
--------------------------------------------------------------------------------
   Henrico                         1 to 3,115                            1999
--------------------------------------------------------------------------------
   Hanover                         1 to 2,560                            1999
--------------------------------------------------------------------------------
   Richmond                        1 to 2,277                            1999
--------------------------------------------------------------------------------


      The addition of another bank location in Goochland County would create a bank office to residents of 1 to 3,500.

      Louisa County

      Louisa County is located in the rolling Central Piedmont region near the heart of Virginia in the prosperous Richmond, Charlottesville, Fredericksburg triangle. The town of Louisa is the county seat. It is located 50 miles from Richmond, 95 miles from Washington, D.C., 35 miles from Charlottesville and 45 miles from Fredericksburg. Orange and Spotsylvania counties border Louisa County to the north, Hanover County to the east, Goochland County to the south and Fluvanna and Albemarle counties to the west.

      Louisa County is 514 square miles in size. About 10 percent of the county is developed as urban, residential or industrial: 71 percent in natural and planted forest lands; 16 percent in crop, pasture and open land; and 3 percent in water bodies, the largest example being Lake Anna which lies in the northeastern section of the county.

      The population of Louisa County in 2000 was approximately 25,527. This reflects an increase of 25.6 percent from the 1990 population of 20,325, compared to the 11.9 percent growth rate for the state of Virginia during the same decade. The county grew by 14 percent during the 1980's. Over the next five years, Claritas, Inc. forecasts the population growth rate for Louisa County will double that of Virginia as a whole, 9.7 percent to 4.3 percent, respectively. According to the United States Census Bureau, Louisa's population is projected to increase an additional 17.5 percent from the present level, to over 30,000 by the year 2010.

      The county is a member of the Thomas Jefferson Partnership for Economic Development. This is a private-public nonprofit organization of representatives from the Private Sector Council with public participation from six jurisdictions that include the City of Charlottesville and the counties of Fluvanna, Greene, Louisa, Nelson and Orange, the University of Virginia, Piedmont Virginia Community College and the Thomas Jefferson Planning District Commission. The Partnership's mission is to bring together business, government and education to effectively promote new investment and job creation in the Greater Charlottesville region.

      There are currently three banking institutions with a total of five branches in Louisa County: Bank of America (1 branch), Virginia Community Bank (2 branches) and Wachovia Bank (2 branches). Three branches are located in the town of Louisa and two are in the town of Mineral. Total FDIC-insured deposits in the county were $181,023 as of June 30, 1999.

      Based on the 1999 population of 25,100, the addition of another bank location in Louisa County would create a resident to bank ratio of 1 to 4,183.

Bank of Powhatan

      The Bank of Powhatan was formed in June 1998, and initially raised subscriptions in excess of $7 million in capital with a final capitalization of $6.72 million. It received its national charter from the OCC in March 2000. The Bank operated in a temporary facility on Route 60 until March 12, 2001, when it moved into a newly constructed facility. As of June 30, 2001, the Bank of Powhatan had approximately $15 million in deposits and nearly $10 million in loans. Total assets of the Bank were approximately $22 million.

      On January 1, 2001, a subsidiary of the Bank, MSM Acquisition Co., purchased essentially all of the assets (consisting of furniture and equipment and contract rights) of Main

Street Mortgage and Investment Corporation. Main Street Mortgage has two offices, one in Richmond, Virginia, and one in Lynchburg, Virginia, with nine full time employees. During the year 2000, Main Street Mortgage originated mortgage loans of $23,000,000 and generated fees of $495,000.

      Main Street Mortgage originates conforming first deed of trust residential loans for sale in the secondary market, as well as, second deed of trust loans, equity lines, and non-conforming residential and commercial real estate loans for sale to private investors.

      For additional information concerning Bank of Powhatan, see "Management's Discussion and Analysis of Financial Condition and Results of Operation and Results of Operation of Bank of Powhatan, N.A."

The Proposed Banks

      TransCommunity intends to capitalize each of the Banks with approximately $5 million of equity capital and will seek local deposits to fund loan growth for all three Banks.

      Each of the Banks will engage in the commercial banking business in their respective communities. TransCommunity believes that there is a demand for, and that the central Virginia communities described herein will support, new locally operated community banks. Although TransCommunity could obtain a banking presence in the identified markets by opening branch offices of Bank of Powhatan, management of TransCommunity believes that separate banks with their own local boards of directors and their own policies, tailored to the local market, is a preferable approach. Each Bank will provide personalized banking services, with emphasis on the financial needs and objectives of individuals, professionals and small to medium-sized businesses. Additionally, substantially all credit and related decisions will be made by each Bank's local management and board of directors, thereby facilitating prompt response.

      The principal business of each Bank will be to accept deposits from the public and to make loans and other investments. The principal sources of funds for each Bank's loans and investments are expected to be demand, time, savings and other deposits, repayment of loans, and borrowings. In addition, a portion of the net proceeds of this offering, once contributed to the capital of each new Bank, will be used to fund loans. The principal source of income for each Bank is expected to be interest collected on loans and other investments. The principal expenses of each Bank are expected to be interest paid on savings and other deposits, employee compensation, office expenses, and other overhead expenses.

Customers

      Management believes that the bank consolidation in recent years within Virginia provides a significant opportunity to build a successful, locally-oriented financial organization. Management of TransCommunity further believes that many of the larger financial institutions do not emphasize a high level of personalized service to the small and medium-sized commercial, professional or individual retail customers. TransCommunity intends to focus its marketing efforts on attracting small and medium-sized businesses and professionals, such as physicians, accountants and attorneys. Because TransCommunity intends to focus on businesses and professionals, management believes that the majority of its loan portfolio will be in the commercial area with an emphasis placed on originating sound, profitable, commercial and industrial loans secured by real estate, accounts receivable, inventory, property, plant and equipment.

      Although TransCommunity expects to concentrate its lending to commercial businesses, management also anticipates that it will attract a significant amount of professional and consumer business. Management expects that many of its customers will be the principals of the small and medium-sized businesses for whom the Banks will provide banking services. Management intends to emphasize "relationship banking" in order that each customer will identify and establish a comfort level with bank officers who come to understand their customers' business and financial needs in depth. Management intends to develop its retail business with individuals who appreciate a higher level of personal service, contact with their lending officer and responsive decision-making. It is further expected that most of TransCommunity's business will be developed through the presidents and lending officers of the respective local banks as well as the local boards of directors and by pursuing an aggressive strategy of making calls on customers throughout the market area.

Products and Services

      TransCommunity intends to offer through its subsidiary banks a broad array of banking products and services to its customers. The proceeds from the offering will enable TransCommunity to proceed to organize the new Banks. Bank of Powhatan currently provides, and the new Banks are expected to provide, products and services that are substantially similar to those set forth below.

      Loans.  Through the proposed Bank of Goochland and the Bank of Louisa and
      -----
the existing Bank of Powhatan, TransCommunity intends to offer a wide range of short to long-term commercial and consumer loans. TransCommunity expects that its loan portfolio will be comprised of commercial loans, commercial mortgage loans, residential mortgage loans, consumer loans and credit card and other loans. At this time, the directors and management of TransCommunity have not formulated any specific targets for any loan category for the new Banks.

      Credit Policies.  With respect to each Bank's loan portfolio,
      ---------------
TransCommunity will oversee credit operations while still granting local authority to each Bank. The Board of Directors of any Bank may make exceptions to these credit policies and procedures as appropriate, but any such exception must be documented and made for sound business reasons. TransCommunity's risk-decision process will be actively managed in a disciplined fashion to maintain an acceptable risk profile characterized by soundness, diversity, quality, prudence, balance and accountability. TransCommunity's credit process will consist of specific authorities granted to the presidents and lending officers of its subsidiary banks. Loans exceeding a particular lending officer's level of authority will be reviewed and considered for approval by an officers' loan committee and, then, a Bank's Board of Directors. Under their respective credit policies, each Bank will generally limit the concentration of credit risk by that particular Bank in any loan or group of loans to a specified dollar amount. Such concentration limit pertains to any group of borrowers related as to the source of repayment or any one specific industry. Furthermore, each Bank will establish limits on the total amount of that Bank's outstanding loans to one borrower, which will be set below legal lending limits.

       Commercial Loans.  Each Bank expects to make commercial loans to
       ----------------
qualified businesses in its market area. The Bank's commercial lending will consist primarily of commercial and industrial loans for the financing of accounts receivable, inventory, property, plant and equipment. Each Bank is also expected to offer Small Business Administration guaranteed loans ("SBA loans"). Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory.
As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate. To manage these risks, it will be each Bank's policy is to secure commercial loans with both the assets of the borrowing business and other additional collateral and guarantees that may be available. In addition, each Bank will actively monitor certain measures of the borrower, including advance rate, cash flow, collateral value and other appropriate credit factors.

       Commercial Mortgage Loans.  TransCommunity expects the individual Banks
       -------------------------
to originate commercial mortgage loans. These loans are primarily secured by various types of commercial real estate, including office, retail, warehouse, industrial and other non-residential types of properties and are made to the owner and/or occupiers of such property. These loans are expected to have maturities generally ranging from 3 to 5 years. Commercial mortgage lending entails significant additional risk, compared with residential mortgage lending. Commercial mortgage loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. Each Bank's commercial real estate loan underwriting criteria require an examination of debt service coverage ratios, the borrower's creditworthiness and prior credit history and reputation, and generally require personal guarantees or endorsements of borrowers. The location of the security property is also considered.

       Residential Mortgage Loans.  Through its subsidiary Banks, TransCommunity
       --------------------------
expects that its residential mortgage loans will consist of residential first and second mortgage loans, residential construction loans and home equity lines of credit and term loans secured by first and second mortgages on the residences of borrowers for home improvements, education and other personal expenditures. Management expects that the Banks and the mortgage company will make mortgage loans with a variety of terms, including fixed and floating or variable rates and a variety of maturities. Maturities for construction loans will generally range from 4-12 to months for residential property and from 6 to 18 months for non-residential and multi-family properties. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. These loans will be made consistent with the appraisal policies and real estate lending policies, which will detail maximum loan-to-value ratios and maturities. Loans for owner-occupied property will generally be made with a loan-to-value ratio of up to 80% for first liens and 85% for junior liens. Higher loan-to-value ratios may be allowed based on the borrower's unusually strong general liquidity, net worth and cash flow. Loan-to-value ratios for home equity lines of credit will generally not exceed 90%. If the loan-to-value ratio exceeds 80% for residential mortgage loans, the Banks will obtain appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral. Construction lending entails significant additional risks, compared with residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. Construction loans also involve additional risks attributable to the fact that loan funds are advanced upon the security of property under construction, which is of uncertain value prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To minimize the risks associated with construction lending, each Bank will limit loan-to-value ratios for residential property to 85% and for non-residential property and multi-family properties to 80%, in addition to its usual credit analysis of its borrowers. Management expects that the loan-to-value ratios described above will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss.

       Consumer Loans.  Consumer loans of the Banks will consist primarily of
       --------------
installment loans to individuals for personal, family and household purposes. The specific types of consumer loans expected to be made by the Banks include home improvement loans, debt consolidation loans and general consumer lending. Consumer loans may entail greater risk than residential mortgage loans do, particularly in the case of consumer loans that are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan such as the Bank, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral. Each Bank's policy for consumer loans will be to accept moderate risk while minimizing losses, primarily through a careful analysis of the borrower. In evaluating consumer loans, the Banks will require its lending officers to review the borrower's level and stability of income, past credit history and the impact of these factors on the ability of the borrower to repay the loan in a timely manner. In addition, the Banks will require that their banking officers maintain an appropriate margin between the loan amount and collateral value. TransCommunity expects that many of its consumer loans will be made to the principals of the small and medium-sized businesses for whom the Banks provide banking services.

       Credit Card and Other Loans.  Each Bank also expects to issue credit
       ---------------------------
cards to certain of its customers. In determining to whom it will issue credit cards, each Bank will evaluate the borrower's level and stability of income, past credit history and other factors. Finally, the Banks expect to make additional loans that may not be classified in one of the above categories.

       Deposits.  Management intends to offer a broad range of interest-bearing
       --------
and noninterest-bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing savings accounts and certificates of deposit with a range of maturity date options. Management anticipates that the primary sources of deposits will be small and medium-sized businesses and individuals within an identified market. In each identified market, senior management will have the authority to set rates within specified parameters in order to remain competitive with other financial institutions. All deposits will be insured by the FDIC up to the maximum amount permitted by law. Each Bank expects to implement a service charge fee schedule, which will be competitive with other financial institutions in a Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

       Specialized Consumer Services.  The Banks intend to offer specialized
       -----------------------------
products and services to its customers, such as lock boxes, travelers checks and safe deposit services.

       Courier Services.  TransCommunity or the individual Banks expects to
       ----------------
offer courier services to its business customers. Courier services permit each Bank the opportunity to provide the convenience and personalized service its customers require by scheduling pick-ups of deposits.

       Telephone and Internet Banking.  TransCommunity believes that there is a
       ------------------------------
strong demand within its market for telephone banking and internet banking. Both services allow customers to access detailed account information, execute transactions and pay bills electronically. Management believes that these services are particularly attractive for its customers, as it will enable them to conduct their banking business and monitor their bank accounts from remote locations. Management of TransCommunity believes that telephone and internet banking will assist the Banks in attracting and retaining customers and will also encourage its customers to maintain their total banking relationships with TransCommunity.

       Automatic Teller Machines ("ATMs").  TransCommunity plans to have an ATM
       ----------------------------------
at each office of each Bank. Management intends to make other financial institutions' ATMs available to its customers and to offer customers a certain number of free ATM transactions per month.

       Other Products and Services.  TransCommunity intends to evaluate other
       ---------------------------
services such as trust services, brokerage and investment services, insurance, and other permissible activities. Management expects to introduce these services as they become economically viable.

Competition

       Banks generally compete with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Virginia law permits statewide branching by banks. Consequently, commercial banking in Virginia is highly competitive. Many large banking organizations, several of which are controlled by out-of-state holding companies, currently operate in the Richmond, Virginia metropolitan area, and at least one such organization operates offices in TransCommunity's targeted market areas. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Legislation enacted in recent years, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services. Furthermore, as a consequence of federal legislation, out-of-state banks not previously allowed to operate in Virginia are allowed to commence operations and compete in TransCommunity's targeted market areas. See "Government Supervision and Regulation--Interstate Banking and Branching."

       Each of the Banks will face competition from other banks, as well as thrift institutions, consumer finance companies, insurance companies and other institutions in the Banks' respective market areas. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the Banks. Some of these competitors also have broader geographic markets and substantially greater resources and lending limits than the Banks and offer certain services such as trust banking that the Banks are not expected to provide in the near term. In addition, certain of these competitors have numerous branch offices located throughout the market area surrounding the market areas of the Banks that TransCommunity believes may provide these competitors with an advantage in geographic convenience that the Banks do not have at present. Such competitors may also be in a position to make more effective use of media advertising, support services, and electronic technology than can the Banks.

Legal Proceedings

       In the ordinary course of operations, TransCommunity and the Banks expect to be parties to various legal proceedings. At present, there are no pending or threatened proceedings against TransCommunity or any of the Banks which, if determined adversely, would have a material effect on the business, results of operations, or financial position of TransCommunity or any of the Banks.


Properties

       TransCommunity's headquarters are located in approximately 2800 square feet of leased space at 9025 Forest Hill Avenue, Richmond, Virginia.

       The Bank of Powhatan is located at 2320 Anderson Highway, Powhatan, Virginia. The Bank's building is a newly-constructed, two-story stone structure, containing approximately 6,000 square feet. It has four teller stations, three drive-through windows and a drive-up ATM and night depository.

Employees

       At August 31, 2001, TransCommunity had 3 full time employees, including the Chief Executive Officer and the President.

                                   MANAGEMENT

Directors and Executive Officers of TransCommunity

     Currently, TransCommunity's Board of Directors consists of twelve directors. The following sets forth certain information regarding TransCommunity's executive officers and directors as of the date of this Prospectus and for previous periods of at least five years. The TransCommunity's Articles of Incorporation provide for a classified Board of Directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. Executive officers of TransCommunity serve at the discretion of TransCommunity's Board of Directors.

            Name (Age)                                      Principal Occupation
            ----------                                      --------------------
Dean P. Agee (65)                     Retired; Former Clerk of the Circuit Court of Louisa County, Virginia.

Thomas M. Crowder (45)                Executive Vice President, Guilford Company, Richmond, Virginia.

Stan A. Fischer (61)                  President, Fischer Business Interiors, Inc. Richmond, Virginia.

Susan B. Hardwicke (48)               President and Chief Executive Officer, EduTest, Inc., Richmond,
                                      Virginia, Executive Vice President, Lightspan, Inc.

Richard W. Mayhew (50)                President, Main Street Mortgage and Investment Corporation,
                                      Richmond, Virginia. Chief Financial Officer; Secretary and
                                      Treasurer, TransCommunity.

Julian C. Metts, Jr. (66)             Orthodontist, Cumberland, Virginia; Director, Bank of Powhatan, N.A.

James L. Minter (62)                  Owner, J.L. Minter Electrical Contractor, Richmond, Virginia;
                                      Owner, Swansboro Mechanical, Inc., Richmond, Virginia; Director,
                                      Bank of Powhatan, N.A.

John W. Pretlow, Jr. (56)             Owner, John W. Pretlow Insurance Agency, Inc.
                                      Richmond, Virginia.

John J. Purcell, Jr. (63)             President and Owner, J.S. Purcell Lumber Company, Louisa, Virginia.

George W. Rimler (59)                 Professor of Management, Virginia Commonwealth University,
                                      Richmond, Virginia.  Director, Virginia Family Business Forum.

Curry A. Roberts (43)                 President, PM Beef Holdings, LLC, Richmond, Virginia; Director,
                                      Southern States Cooperative, Inc.

John J. Sponski (61)                  Retired;  Former Executive Vice President, Bank of America
                                      Corporation.


John C. Watkins (54)                  President, Watkins Nursery, Inc., Midlothian, Virginia; Member,
                                      Virginia State Senate; Director, Bank of Powhatan, N.A.

William C. Wiley (55)                 Chairman and Chief Executive Officer, TransCommunity; Chairman,
                                      Bank of Powhatan, N.A., Powhatan, Virginia; Chairman, President and
                                      Chief Executive Officer of DPO Holdings Inc., Richmond, Virginia.

Terms for the directors of TransCommunity expire as follows: 2002 - Mayhew, Minter, Roberts and Watkins; 2003 - Hardwicke, Crowder, Pretlow, Purcell and Rimler; 2004- Agee, Fischer, Metts, Sponski and Wiley.

Executive Officers of TransCommunity Who Are Not Directors

     Bruce B. Nolte (54) - President and Chief Operating Officer. A native of Richmond, Virginia, Mr. Nolte has more than 20 years' experience in the financial services industry. Most recently, he served as Executive Vice President and General Counsel of a subsidiary of First Tennessee Bank, N.A. Mr. Nolte is a graduate of the U.S. Military Academy, and holds a law degree from the University of Richmond.

Directors of Bank of Powhatan, N.A.

       The following individuals serve as directors for the Bank of Powhatan:


         Name (Age)                                     Principal Occupation
         ----------                                     --------------------
John H. Anderson, Jr. (58)           Retired; Former Regional Manager of Jefferson National Bank.

Margaret F. Ball (73)                Retired; Former Co-Owner and Secretary/Treasurer of O.W. Ball
                                     Lumber Company, Powhatan, Virginia.

Robert M. Duncan (63)                President, P.L. Duncan and Sons, Inc., a farming business
                                     located in Columbia, Virginia; President, Cartersville Medical
                                     Center.

James F. Keller (44)                 President & CEO, Bank of Powhatan, N.A., Powhatan, Virginia.

William E. Maxey, Jr. (79)           Clerk of the Circuit Court of Powhatan County, Powhatan, Virginia.

Julian C. Metts, Jr. (66)            Orthodontist, Cumberland, Virginia.

James L. Minter (62)                 Owner, J.L. Minter Electrical Contractor, Richmond, Virginia; Owner,
                                     Swansboro Mechanical, Inc., Richmond, Virginia.

Andrew W. Pryor (56)                 Owner, Hills-Dale Farm, a farming business located in Goochland,
                                     Virginia.

John C. Watkins (54)           President, Watkins Nursery, Inc., Midlothian, Virginia; Member,
                               Virginia State Senate.

George W. Whitlow (53)         Owner of Whitlow Chevrolet, Lexus of Richmond, Whitlow Travel Service,
                               King Pin Lanes and Fidelity Finance, all located in Richmond, Virginia.

William C. Wiley (55)          Chairman & Chief Executive Officer of TransCommunity Bankshares
                               Incorporated; Chairman, Bank of Powhatan, N.A., Powhatan, Virginia;
                               Chairman, DPO Holdings, Inc., a consulting and management company located in Richmond, Virginia.

Delmar P. Wright (47)          Deputy Chief Inspector, Office of Professional Standards and Resources
                               Development, U.S. Postal Inspection Service.

Elwood F. Yates, Jr. (70)      Retired; Former Owner of Yates Ford, Inc., Powhatan, Virginia.



Security Ownership of Directors and Executive Officers of TransCommunity and Bank of Powhatan

     The following table sets forth information as of August 15, 2001, regarding the number of shares of TransCommunity common stock beneficially owned by the directors of TransCommunity and the directors of Bank of Powhatan, and by all directors and executive officers of TransCommunity as a group, reflecting consummation of the share for share exchange of shares of TransCommunity common stock for shares of common stock of the Bank of Powhatan under the plan of reorganization effective on August 15, 2001, and the issuance of 46,750 shares of common stock to the organizing directors and officers of TransCommunity based on stock subscriptions received from such individuals. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.


                                                              Common Stock
Name                                                    Beneficially Owned(1)(2)       Percentage of Class
----                                                    ------------------------       -------------------
John H. Anderson, Jr.                                              2,000                           *
Margaret F. Ball                                                   3,000                           *
Thomas M. Crowder                                                    500(3)                        *
Robert M. Duncan                                                   2,500                           *
Susan B. Hardwicke                                                 1,000(3)                        *

James F. Keller                                                   12,100(3)                        1.7%
William E. Maxey, Jr.                                              2,000                           *
Richard W. Mayhew                                                 10,000(3)                        1.4%
Julian C. Metts, Jr.                                              11,000(3)                        1.5%
James L. Minter                                                    6,000(3)                        *
Bruce B. Nolte                                                     1,000(3)                        *
Andrew W. Pryor                                                    1,000                           *
George W. Rimler                                                   5,000(3)                        *
John J. Sponski                                                      250(3)                        *
John C. Watkins                                                    2,500                           *
George W. Whitlow                                                  6,500                           *
William C. Wiley                                                   4,000                           *
Delmar P. Wright                                                     ---                           *
Elwood F. Yates, Jr.                                               3,615                           *
All TransCommunity executive officers and directors
 as a group (10 persons)                                          41,250                           5.7%

All TransCommunity and Bank of Powhatan officers
 and directors as a group (19 persons)                            73,965                          10.3%


_______________
  *  Less than one percent (1%) of class.

(1) For purposes of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2) Excludes shares awarded to directors under TransCommunity's stock option plan, as follows: Mr. Anderson--2,900; Ms. Ball--3,825; Mr. Duncan--3,300; Mr. Keller--1,000; Mr. Maxey--2,650; Mr. Metts--4,150; Mr. Minter--5,925;
     Mr. Pryor--1,675; Mr. Watkins--3,200; Mr. Whitlow--4,400; Mr. Wiley--5,850;
     and Mr. Yates--4,400. No portion of such shares vest until the first anniversary of the date of grant, which was May 16, 2001. The stock option plan of Bank of Powhatan was assumed by TransCommunity in connection with the reorganization whereby Bank of Powhatan became a wholly-owned subsidiary of TransCommunity.

(3) On August 15, 2001, TransCommunity issued shares of common stock subscribed for by the organizing directors and officers of TransCommunity at a subscription price of $10.00 per share as follows: Crowder - 500; Hardwicke
     - 1,000; Keller - 12,000; Mayhew - 10,000; Metts - 5,000; Minter - 1,000;
     Nolte - 1,000; Rimler - 5,000; and Sponski - 250.

Security Ownership of Certain Beneficial Owners
-----------------------------------------------

     No one is known to be the beneficial owner of more than five percent of the issued and outstanding common stock of TransCommunity.

Executive Compensation and Employment Agreements
------------------------------------------------

     On March 13, 2001, the organizing directors of TransCommunity and Mr. Wiley entered into an employment agreement for Mr. Wiley's services as chairman and chief executive officer that provided for an annual salary of $118,500. On April 16, 2001, TransCommunity and Mr. Nolte entered into a three year employment agreement for Mr. Nolte's services as president that provided for an annual salary of $124,000.

       Effective June 27, 2001, the holding company and Mr. Wiley entered into a revised employment contract under which Mr. Wiley will serve as Chairman of the Board of Directors and Chief Executive Officer of the holding company with the responsibility for performing such services and duties as the holding company's Board of Directors may designate. Under the contract, Mr. Wiley is entitled to an annual base salary of $140,000. In addition, Mr. Wiley may earn a bonus in 2001 of up to $50,000 based on meeting specified performance goals. Other benefits include term life insurance and health and disability insurance coverage.

       The contract is for a term of three and a half years. Mr. Wiley serves at the pleasure of the holding company's Board of Directors. If, during the term of the contract, Mr. Wiley's employment is terminated without cause, Mr. Wiley will be entitled to a severance payment equal to his annual salary at that time. The contract also contains non-competition covenants for a period of one year following termination of Mr. Wiley's employment.

       Mr. Wiley's contract provides that he will be granted options to purchase 30,000 shares of common stock of the holding company, subject to adjustment in certain circumstances, at an exercise price of not less than the fair market value at the date of grant. The options will vest in three equal annual installments as of the first, second and third anniversary of the date of grant. The vesting of the options is subject, however, to certain conditions. Specifically, vesting of the first installment is subject to the holding company's assets at the end of its first fiscal year exceeding the amount of assets projected in pro forma statements submitted to the Comptroller of the Currency in connection with Bank of Powhatan's application to be chartered as a national bank. Vesting of the second and third installments is based upon assets meeting or exceeding budgeted growth targets to be fixed annually by the holding company board of directors.

       Effective June 27, 2001, the holding company and Mr. Nolte also entered into a revised employment agreement to serve as President and Chief Executive Operating Officer of the holding company. The terms of Mr. Nolte's contract are similar to Mr. Wiley's contract, except that Mr. Nolte's annual base salary will be $124,000, and his potential bonus for 2001, based upon meeting specified performance goals, will be up to $25,000. Also, Mr. Nolte's contract provides that he will receive options for the purchase of 21,000 shares of common stock, subject to adjustment in certain circumstances, vesting over three years on the same terms and subject to the same condition to vesting as apply to Mr. Wiley.


Stock Option Plan
-----------------

     TransCommunity's stock option plan was adopted on May 8, 2001, in order to reward employees and directors for services rendered and investment risks undertaken to date and to provide flexibility to TransCommunity in its ability to motivate, attract, and retain the services of employees and directors of TransCommunity and its subsidiaries upon whose effort the successful conduct of its operation is largely dependent. The plan will expire on May 7, 2011, unless sooner terminated by the Board. To date, options to acquire 45,575 shares have been awarded under the plan.

     The plan is administered by the Stock Option Committee of TransCommunity's Board of Directors, which consists entirely of the non-employee directors of TransCommunity's Executive Committee. The Stock Option Committee has the power, among others, to determine the employees and directors to whom awards shall be made. In administering the plan, the committee generally has the authority to determine the terms and conditions upon which awards may be made and exercised, but no option will be exercisable in any event after ten years from its grant, to determine terms and provisions of each written agreement evidencing an award, to construe and interpret the plan and the agreements, to establish, amend or waive rules or regulations for the plan's administration, to accelerate the exercisability of any award, the end of any performance period or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the plan. The members of the committee are indemnified by TransCommunity against the reasonable expenses incurred by them, including attorney's fees, in the defense of any action, suit or proceeding, or any appeal therein to which they may be a party by reasons of any action taken or failure to act under the plan.

     The plan provides that options for up to 67,000 shares of TransCommunity's common stock may be issued to employees and directors under the plan. The committee will adjust the number of shares subject to each outstanding award, the exercise price and the aggregate number of shares from which grants or awards may be made in order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by TransCommunity.

     Subject to the terms, conditions and limitations of the plan, the committee may modify, extend or renew outstanding awards, or, if authorized by the Board, accept the surrender of outstanding awards and authorize new awards in substitution therefor, including awards with lower exercise prices or longer terms than the surrendered awards. The committee may also modify any outstanding agreement, provided that no modification may adversely affect the rights or obligations of the recipient without the consent of the recipient.

      The Board of Directors may terminate, amend or modify the plan from time to time in any respect, unless the particular amendment or modification would adversely affect any optionee in which case the consent of the optionee would be required. Any such amendment may be effected without shareholder approval except to the extent that such approval is required by the Internal Revenue Code of 1986, as amended, pursuant to the rules under Section 16 of the Securities Exchange Act of 1934, by any national securities exchange or system on which the stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules or regulations.

      Employees and directors of TransCommunity and any subsidiaries (including any director who is also an employee) who are selected by the committee are eligible for awards under the plan. Such employees include any employee of TransCommunity and any subsidiaries, regardless of title or position. An employee may not be granted options covering more than 10,000 shares in any calendar year (determined without regard to options granted to directors, including any employee director). A director may not be granted options covering more than 7,500 shares in any calendar year (determined without regard to options granted to employees, including any employee director).

      The exercise price of an award may not be less than 100% of the fair market value of the shares on the award date. Unless the committee determines otherwise, one-third of an award to an employee (in his capacity as such if he is both an employee and a director) becomes vested and exercisable on each of the first three anniversaries of the award date and may only be exercisable while the employee is employed by TransCommunity or its subsidiaries. Unless the committee determines otherwise, one-third of an award to a director (in his capacity as such if he is both an employee and a director) becomes vested and exercisable on each of the first three anniversaries of the award date. The full award becomes immediately vested and exercisable if the director's service as a director terminates on account of his death, his retirement in accordance with any company policy on mandatory retirement for directors, his permanent and total disability or his failure to be reelected after requesting to stand for reelection. Unless otherwise provided by the committee, each award becomes vested and exercisable in the event of a change in control of TransCommunity. All options are subject to exercise or forfeiture if TransCommunity's capital falls below its minimum requirements, as determined by its state or federal primary regulator, and TransCommunity's primary federal regulator so directs TransCommunity to require such exercise or forfeiture.

      All options awarded to date have an exercise price of $10.00 per share and a term of ten years. One-third of the options will vest annually in each of the first three years. The options will automatically vest in the event of a change of control of TransCommunity other than as a result of a reorganization, as is contemplated in this proxy. The option awards were made by the Stock Option Committee taking into consideration the relative "at risk" capital contributions made to TransCommunity to finance its initial organizational stage, attendance at bank board meetings, committee responsibilities, and efforts to enhance TransCommunity's business with new customers and potential customers.

Transactions with Related Parties

      Directors and officers of TransCommunity and persons with whom they are associated have had, and expect to have in the future, banking transactions with Bank of Powhatan in the ordinary course of their businesses. In the opinion of management of TransCommunity, all such loans and commitments for loans were made to these individuals on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the same time for comparable transactions with other persons, were made in the ordinary course of business, and do not involve more than a normal risk of collectibility or present other unfavorable features.

      Mr. Wiley, Chairman and Chief Executive Officer of TransCommunity and chairman of Bank of Powhatan, also serves as Chairman of the Board and is a majority shareholder of DPO Holdings, Inc. ("DPO"), a privately held consulting and management corporation. DPO provided certain consulting services to the organizers of TransCommunity prior to its incorporation and has provided similar services to TransCommunity since its incorporation in connection with the organizational activities of the Banks. These services have included, among other things, assistance in developing the information required to complete the applications required in connection with the formation of TransCommunity and the reorganization with Bank of Powhatan, as well as with the regulatory approvals for additional subsidiary banks contemplated to be organized as new subsidiaries of the TransCommunity.

      DPO was paid $37,000 in 2000 by the pre-incorporation organizers of TransCommunity. In 2001, DPO was paid $45,000 by the pre-incorporation organizers of TransCommunity through March 16, 2001. Subsequent to its incorporation on March 16, 2001, TransCommunity paid $12,500 and accrued an additional $7,500 for services rendered by DPO through June 30, 2001. On July 11, 2001, TransCommunity entered into a new agreement with DPO under which DPO is to provide consulting services concerning the applications for regulatory approvals for the two new Banks, strategic planning and project management, as well as accounting services and the administration of TransCommunity's website activities. The agreement provides that DPO will receive a total fee of $75,000, payable $15,000 on execution of the agreement and the balance in monthly installments for the services it will provide under the agreement. The agreement will expire on March 31, 2002. Excluding the $45,000 paid to DPO by the pre-incorporation organizers, the fees paid or accrued by TransCommunity for services rendered by DPO during the period ended June 30, 2001, were $20,000, which represented 62% of all consulting fees paid by the Company for the period then ended ($32,498) and 8% of all expenses incurred by the Company during the same period ($241,047).

      The consulting service relationship between DPO and TransCommunity has been fully disclosed to and approved by the Board of Directors of TransCommunity and is believed by management to be on terms at least as favorable to TransCommunity as could otherwise be obtained from other unrelated third parties. Mr. Wiley draws no salary from DPO and has not received, directly or indirectly, any portion of the fees paid to DPO for the consulting services it has provided. All such amounts have been used to pay operating fees of DPO, including salaries and other compensation of employees of DPO, other than Mr. Wiley, who have provided the services to TransCommunity.

                     GOVERNMENT SUPERVISION AND REGULATION

      The following discussion sets forth some of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides some specific information relevant to TransCommunity and the Banks. Other laws and regulations that govern various aspects of the operations of banks and bank holding companies are not described herein, although violations of such laws and regulations could result in supervisory enforcement action against TransCommunity or a Bank. The regulatory framework is intended primarily for the protection of depositors and the Federal Deposit Insurance Funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on TransCommunity and the Banks.

General

      As a bank holding company, TransCommunity is subject to regulation under the Bank Holding Company Act of 1956 (as amended, the "BHCA") and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any additional bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve.

      The earnings of TransCommunity's subsidiaries, and therefore TransCommunity's earnings, are affected by general economic conditions, management policies and legislative and governmental actions of various regulatory authorities, including the Federal Reserve, the OCC and the FDIC. In addition, federal law governs the activities in which the Banks may engage, the investments they may make and limits the aggregate amount of loans that may be granted to one borrower to 15% of a bank's capital and surplus. Various consumer and compliance laws and regulations also affect the Banks' operations.

      The OCC will conduct regular examinations of the Banks, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, the Banks must furnish the OCC with periodic reports containing a full and accurate statement of its affairs.

Payment of Dividends

      TransCommunity is a legal entity separate and distinct from the Banks. Virtually all of the revenues of TransCommunity will result from dividends paid to TransCommunity by the Banks. TransCommunity's prior approval is required if the total of all dividends declared, including the proposed dividend, by a national bank in any calendar year will exceed the sum of that bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus.

      Federal law also prohibits national banks from paying dividends that would be greater than the bank's undivided profits after deducting statutory bad debt in excess of the bank's allowance for loan losses. That means that each Bank must recover any start-up losses before it may pay a dividend to TransCommunity.

      In addition, TransCommunity and its subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including the requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be unsafe or unsound practice and to prohibit payment thereof. The appropriate federal regulatory authorities have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice and that banking organizations should generally pay dividends only out of current operating earnings. In addition, TransCommunity is subject to state laws that limit the amount of dividends it can pay. TransCommunity expects that these laws, regulations or policies will materially impact the ability of the Banks and, therefore, TransCommunity to pay dividends in the early years of operations.

Borrowings

      There are also various legal restrictions on the extent to which TransCommunity can borrow or otherwise obtain credit from its banking subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to TransCommunity or non-bank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to TransCommunity and all non-bank subsidiaries in the aggregate, to 20% of such lending bank's capital stock and surplus.

Capital Adequacy

      Under the risk-based capital requirements for bank holding companies, the minimum requirement for the ratio of capital to risk-weighed assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is to be composed of common stockholders' equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles ("tier 1 capital" and together with tier 2 capital "total capital"). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance ("tier 2 capital").

      In addition, the Federal Reserve Board has established minimum leverage capital ratio guidelines for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts ("leverage ratio") equal to 3% for bank holding companies that are rated a composite "1" and 4% for all other bank holding companies that meet certain criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing significant growth or that have supervisory, financial, operation or managerial weakness, will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The risk-based capital standards of the OCC and the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a bank's capital adequacy. OCC and the Federal Reserve also have recently issued additional capital guidelines for bank holding companies that engage in certain trading activities. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a

"tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

      The following table summarizes the minimum regulatory and current capital ratios for TransCommunity, on a consolidated basis, and the Bank of Powhatan, at June 30, 2001, and also the pro forma combined capital ratios, assuming that the reorganization whereby Bank of Powhatan became a wholly-owned subsidiary of TransCommunity was completed as of June 30, 2001.

                                                                          Capital Ratios
                                           --------------------------------------------------------------------------
                                                   Regulatory            Bank of Powhatan             Pro Forma
                                                     Minimum                  Current                 Combined
                                                   ----------            ----------------             ---------
Risk-based capital (1)
   Tier 1 (2)..............................               4%                   44.22%                   43.16%
   Total (2)...............................               8%                   45.26%                   43.90%
Leverage (2)...............................               3%                   30.02%                   29.30%
Total shareholders' equity
   to total assets.........................              N/A                   28.08%                   27.44%

(1) The pro forma risk-based capital ratios have been computed using pro forma combined consolidated historical data for TransCommunity and the Bank of Powhatan at June 30, 2001.
(2) Risk-based capital ratios and leverage ratios are applicable only to the Bank of Powhatan.

Support of Subsidiary Banks
---------------------------

       The Federal Deposit Insurance Act, as amended ("FDIA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as subsidiary banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.

       Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata, and to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve policy, TransCommunity is expected to act as a source of financial strength to each of TransCommunity's subsidiary banks and to commit resources to support each of those subsidiaries. This support may be required at times when, absent such Federal Reserve policy, TransCommunity may not find itself able to provide it.

       Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority payment.

Prompt Corrective Action
------------------------

       The FDIA, among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDIA establishes five capital tiers:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon where its capital levels compare to various relevant facts, as established by regulation.

       Federal regulatory authorities have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, the tier 1 capital ratio and the leverage ratio. Under the regulations, an FDIC-insured bank will be: (i) "well capitalized" if it has a total capital ratio of 10% or greater, a tier 1 capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total ratio of 8% or greater, a tier 1 capital ratio of 4% or greater and a leverage ratio of 4% or greater (3% in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than 8%, a tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than 6%, a tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (v) "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of June 30, 2001, the Bank of Powhatan, TransCommunity's deposit-taking subsidiary bank, had capital levels that qualify it as being "well capitalized" under those regulations.

       The FDIC generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized." "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became "undercapitalized", and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".

       "Significantly undercapitalized" depository institutions may be subject to number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.

       In addition to requiring undercapitalized institutions to submit a capital restoration plan, federal banking regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

       As an institution's capital decreases, the FDIC's enforcement powers become more extensive. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management, and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

       Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has not tangible capital.

FDIC Insurance Assessments
--------------------------

       The deposits of Bank of Powhatan are insured by the FDIC up to the limits set forth under applicable law. The deposits of Bank of Powhatan are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. The new banks will be subject to the same assessments. The FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. Depository institutions insured by the BIF that are "well capitalized", are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .03% to .30% of domestic deposits. These rate schedules are subject to future adjustments by the FDIC.

       In addition, the FDIC has authority to impose special assessments from time to time. However, because the legislation enacted in 1996 requires that both Savings Association Insurance Fund ("SAIF") insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation ("FICO"), the FDIC is assessing BIF-insured deposits an additional 1.30 basis points per $100 of deposits to cover those obligations.

       An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

       FDICIA requires a system of risk-based assessments under which banks that pose a greater risk of loss to the FDIC will be required to pay a higher insurance assessment. The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. The FDIC also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of Bank of Powhatan's deposit insurance.

Depositor Preference Statute
----------------------------

       Under federal law, deposits and certain federal claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

Interstate Banking and Branching Legislation
--------------------------------------------

       The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA"), authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable Federal or state law. Virginia enacted early "opt in" laws, permitting interstate bank merger transactions.

Financial Modernization Act of 1999
-----------------------------------

       The Gramm-Leach-Bliley Financial Modernization Act of 1999 ("GLBA") was enacted on November 12, 1999, and became effective March 11, 2000. The GLBA enables bank holding companies to acquire insurance companies and securities firms and effectively repeals depression-era laws that prohibited the affiliation of banks and other financial services entities under a single holding company.

       Bank holding companies and other types of financial services entities may elect to become financial holding companies under the new law. Financial holding companies are permitted to engage in activities considered financial in nature, as defined in GLBA, and may engage in a substantially broader range of activities than bank holding companies or banks. The GLBA enables financial holding companies to offer virtually any type of financial service, or services incident to financial services, including banking, securities underwriting, insurance underwriting and making merchant banking investments in commercial and financial companies. The new financial services authorized by the GLBA also may be engaged in by a "financial subsidiary" of a national or state bank, with the exception of insurance or annuity underwriting, insurance company portfolio investments, real estate investment and development, and merchant banking, all of which must be conducted under the financial holding company. In addition, the GLBA allows insurers and other financial services companies to acquire banks; removes various restrictions that applied to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance an securities operations.

       To become a financial holding company, a bank holding company must provide notice to the Federal Reserve Board of its desire to become a financial holding company, and certify to the Federal Reserve Board that each of its bank subsidiaries is "well-capitalized," "well-managed" and has at least a "satisfactory" rating under the CRA.

       The GLBA establishes a system of functional regulation, under which the Federal Reserve Board will regulate the banking activities of financial holding companies and other federal regulators will regulate banks' financial subsidiaries. The Securities and Exchange Commission (the "Commission") will regulate securities activities of financial holding companies and state insurance regulators will regulate their business activities. The GLBA also provides new protections against the transfer and use by financial institutions of consumers' non-public, personal information.

       The GLBA also modifies other current financial laws, including laws related to financial privacy and community reinvestment. The new financial privacy provisions generally prohibit financial institutions, including TransCommunity, from disclosing nonpublic personal financial information to nonaffiliated third persons unless customers have the opportunity to "opt out" of the disclosure.

Enforcement Powers

          The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject TransCommunity or the Banks, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.

Community Reinvestment

          The requirements of the Community Reinvestment Act ("CRA") are applicable to the Banks. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank.

          The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed by federal banking agencies in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or thrift or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

Consumer Laws and Regulations

          In addition to the laws and regulations discussed herein, the Banks are also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act and the GLBA, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans to or engaging in other types of transactions with such customers.

Other Safety and Soundness Regulations

          There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of default or is in default. For example, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the BIF. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

          Federal regulatory authorities also have broad enforcement powers over TransCommunity and the Banks, including the power to impose fines and other civil and criminal penalties, and to appoint a receiver in order to conserve the assets of any such institution for the benefit of depositors and other creditors.

Economic and Monetary Policies

          The operations of TransCommunity are affected not only by general economic conditions, but also by the economic and monetary policies of various regulatory authorities. In particular, the Federal Reserve regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

                          DESCRIPTION OF CAPITAL STOCK

          The following summary description of the material features of the capital stock of TransCommunity is qualified in its entirety by reference to applicable provisions of Virginia law and the Articles of Incorporation (the "Articles") and the Bylaws (the "Bylaws") of TransCommunity, which are exhibits to the Registration Statement on file with the Commission.

Authorized and Outstanding Capital Stock

          The authorized capital stock of TransCommunity consists of 5,000,000 shares of common stock, par value $.01 per share. As of August 15, 2001, there were 716,686 shares of common stock issued and outstanding held by approximately 1,600 holders of record.

Common Stock

          The holders of common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and possess exclusively all voting power. The Articles do not provide for cumulative voting for the election of directors. The holders of common stock are entitled to such dividends as may be declared from time to time by TransCommunity's Board of Directors from funds available therefore, and upon liquidation will be entitled to receive pro rata all assets of TransCommunity available for distribution to such holders. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Certain Provisions of TransCommunity's Articles of Incorporation and Bylaws

          The Articles and Bylaws contain provisions that may have the effect of delaying or preventing a change in control of TransCommunity. The Articles and Bylaws provide: (i) that the Board of Directors shall be divided into three classes and at each annual meeting of shareholders thereafter one class shall be elected each year to serve a three-year term; (ii) that directors may be removed only for cause and only by the affirmative vote of holders of more than two-thirds of TransCommunity's outstanding voting stock; (iii) that a vacancy on the Board shall be filled by the remaining directors; and (iv) that special meetings of the shareholders may be called only by the President, by the Chairman of the Board, or by the Board of Directors and may not be called by the shareholders. The Bylaws require advance notification for a shareholder to bring business before a shareholders' meeting or to nominate a person for election as a director.

          The Articles also require that any amendment to the Articles or any merger or share exchange to which TransCommunity is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of TransCommunity's property, other than in the usual and regular course of business, must be approved by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on such amendment or transaction; provided, however, that if such amendment or transaction is approved by less than two-thirds of TransCommunity's Directors, holders of more than 80% of the issued and outstanding shares of TransCommunity's common stock must vote in favor of such amendment or transaction.

Affiliated Transactions

          The Virginia Stock Corporation Act (the "Virginia Act") contains provisions governing "Affiliated Transactions" designed to deter certain coercive two-tier takeovers of Virginia corporations. Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an "Interested Shareholder" (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an "Interested Shareholder" is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

          Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A "Disinterested Director" means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

          The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

          None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder (i) who was an Interested Shareholder on the date the corporation first became subject to the provisions of the Virginia Act governing Affiliated Transactions by virtue of its having 300 shareholders of record or (ii) whose acquisition of shares making such a person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors.

          In addition, the Affiliated Transactions provisions provide that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. TransCommunity has not adopted such an amendment.

Control Share Acquisitions

          The Virginia Act contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33-1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. If the acquiring person's shares are not accorded voting rights (or if no request for a special meeting is made by an acquiror), the corporation may, if authorized by its charter and bylaws prior to the control share acquisition, purchase the acquiring person's shares at their cost to the acquiring person.
If voting rights are approved and the acquiring person controls 50% or more of the voting power, all shareholders other than the acquiring person have dissenters' rights which enable them to receive the "fair value" of their shares. "Fair value" is not less than the highest price paid in the control share acquisition. The provisions of the Virginia Act relating to control share acquisitions are inapplicable to a corporation until it has more than 300 shareholders. The Virginia Act permits corporations to opt-out of its provisions by adopting a bylaw or charter provision prior to a control share acquisition stating that the control share provisions of the Virginia Act shall not apply. TransCommunity's Bylaws contain a provision opting-out of the control share provisions of the Virginia Act.

Liability and Indemnification of Directors and Officers

          As permitted by the Virginia Act, the Articles contain provisions which indemnify directors and officers of TransCommunity to the full extent permitted by Virginia law and eliminate the personal liability of directors and officers for monetary damages to TransCommunity or its shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Act. These provisions do not limit or eliminate the rights of TransCommunity or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

          In addition, the Articles provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. TransCommunity has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

Transfer Agent and Registrar

           Registrar and Transfer Company, Cranford, New Jersey, serves as transfer agent and registrar for TransCommunity's common stock.

Shares Eligible for Future Sale

          All of the shares issued in the offering will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), unless owned by an affiliate of TransCommunity. An affiliate of an issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule
405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All directors and executive officers of TransCommunity will likely be deemed to be affiliates. See "Management-- Ownership of the Common Stock." Shares held by affiliates may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144.

          In general, under Rule 144 any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent (1%) the then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of TransCommunity is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by affiliates will continue to be subject to the volume and manner of sale limitations.

          No prediction can be made of the effect, if any, that future sales of shares of common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

                                 LEGAL OPINION

          Certain legal matters in connection with the common stock offered hereby are being passed upon for TransCommunity by Troutman Sanders Mays & Valentine LLP Richmond, Virginia.

                                    EXPERTS

          The financial statements of TransCommunity as of and for the period ended June 30, 2001, and the balance sheet of Bank of Powhatan as of December 31, 2000, and the statements of operations, stockholders' equity, and cash flows of Bank of Powhatan for the year ended December 31, 2000, have been included in this Prospectus in reliance on the report of S.B. Hoover and Company, L.L.P., independent accountants, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

          TransCommunity has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the common stock offered hereby. For further information with respect to TransCommunity and the common stock offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed as a part thereof. The Registration Statement, including exhibits, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or part of the Registration Statement may be obtained from the Commission's principal office in Washington, D.C. upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

          Prior to the reorganization through which Bank of Powhatan, N.A. became a wholly-owned subsidiary of TransCommunity, Bank of Powhatan, N.A. was subject to the informational reporting requirements of the rules and regulations of the Office of the OCC. Pursuant to these reporting requirements, including the Securities Exchange Act of 1934 as adopted by the OCC, the bank filed its quarterly reports on Form 10-QSB and its annual report on Form 10-KSB for the year ended December 31, 2000, with the OCC. The OCC maintains a public reference room at Independence Square, 250 E Street, SW, Washington, D.C. 20219, and copies may be obtained from the OCC at prescribed rates or by calling the OCC at
(202) 874-5000. The OCC also maintains a web site that contains useful information. The address of the OCC web site is http://www.occ.treas.gov/.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                           Page
                                                                                           ----
TransCommunity Bankshares Inc. (audited)

     Independent Auditors' Report                                                           F-3

     Balance Sheet as of June 30, 2001                                                      F-4

     Statement of Expenses                                                                  F-5
     From Inception through June 30, 2001

     Statement of Changes in Stockholders' Equity                                           F-6
     From Inception through June 30, 2001

     Statement of Cash Flows                                                                F-7
     From Inception through June 30, 2001

     Notes to Financial Statements                                                          F-8

Bank of Powhatan, N.A.

     Financial Statements for the Years Ended December 31, 2000 and 1999 (audited)

     Independent Auditors' Report                                                          F-11

     Consolidated Statements of Condition (audited)                                        F-12
        as of December 31, 2000 and 1999

     Consolidated Statements of Income (audited) for the                                   F-13
        Years Ended December 31, 2000 and 1999

     Consolidated Statements of Stockholders' Equity (audited) for the                     F-14
        Years Ended December 31, 2000 and 1999

     Consolidated Statements of Cash Flows (audited) for the                               F-15
        Years Ended December 31, 2000 and 1999

     Notes to Consolidated Financial Statements (audited)                                  F-16

                                                                                           Page
                                                                                           ----
Financial Statements for the Six Months Ended June 30, 2001

     Independent Accountants' Report                                                       F-26

     Consolidated Statements of Condition (unaudited)                                      F-27
        As of June 30, 2001 and December 31, 2000

     Consolidated Statements of Income (unaudited)                                         F-28
        For the Six Months ended June 30, 2001 and 2000

     Consolidated Statements of Changes in Stockholders' Equity (unaudited)                F-29
        For the Six Months ended June 30, 2001 and 2000

     Consolidated Statements of Cash Flows (unaudited)                                     F-30
        For the Six Months ended June 30, 2001 and 2000

     Notes to Financial Statements (unaudited)                                             F-31


                          INDEPENDENT AUDITORS' REPORT


To Board of Directors and Subscribers
TransCommunity Bankshares, Inc.
Richmond, Virginia


   We have audited the accompanying balance sheet of TransCommunity Bankshares, Inc. (a development stage company) as of June 30, 2001 and the related statements of expenses, changes in stockholders' equity, and cash flows from inception to June 30, 2001. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TransCommunity Bankshares, Inc. as of June 30, 2001, and the results of their operations and their cash flows for the period then ended in conformity with U.S. generally accepted accounting principles.

                                S. B. Hoover & Company, L.L.P.



August 20, 2001
Harrisonburg, VA

                        TRANSCOMMUNITY BANKSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                              AS OF JUNE 30, 2001
                              -------------------

Assets:
 Cash                                          $  21,832
                                               ---------

 Total Assets                                  $  21,832
                                               =========

Liabilities:

 Accounts payable                              $ 162,010
                                               ---------

 Total Liabilities                               162,010
                                               ---------

Stockholders' Equity:

 Capital contributed by subscribers              282,335
 Subscriptions receivable                       (135,000)
 Preliminary cost of stock offering              (46,466)
 Deficit accumulated during
   the development stage                        (241,047)
                                               ---------

 Total Shareholders' Equity                     (140,178)
                                               ---------

 Total Liabilities and Shareholders' Equity    $  21,832
                                               =========


         The accompanying notes are an integral part of this statement.

                        TRANSCOMMUNITY BANKSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF EXPENSES
                     FROM INCEPTION THROUGH JUNE 30, 2001
                     ------------------------------------

Expenses
 Filing and registration fees          $  4,100
 Wages                                   76,306
 Consulting fees                         32,498
 Legal fees                              99,220
 Accounting fees                         18,786
 Payroll taxes                            3,604
 Miscellaneous                            6,533
                                       --------

 Total Expenses                        $241,047
                                       ========

 Weighted average shares subscribed      17,217

 Net loss per subscribed share          $(14.00)



         The accompanying notes are an integral part of this statement.

                        TRANSCOMMUNITY BANKSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     FROM INCEPTION THROUGH JUNE 30, 2001
                     ------------------------------------

                                                                     Deficit
                            Capital                   Preliminary  Accumulated
                          Contributed                   Cost of      During
                              By       Subscriptions     Stock     Development
                          Subscribers    Receivable    Offering       Stage        Total
                          -----------  --------------  ---------  ------------  ------------
Balance
 March 16, 2001              $      0      $       0   $      0     $       0     $       0

Capital contributed by
 organizers                    34,835                                                34,835

Net expenses                                                         (241,047)     (241,047)

Preliminary cost of
 stock offering                                         (46,466)                    (46,466)

Stock subscriptions           247,500       (135,000)                               112,500
                             --------      ---------   --------     ---------     ---------
Balance
 June 30, 2001               $282,335      $(135,000)  $(46,466)    $(241,047)    $(140,178)
                             ========      =========   ========     =========     =========




         The accompanying notes are an integral part of this statement.

                        TRANSCOMMUNITY BANKSHARES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
                     FROM INCEPTION THROUGH JUNE 30, 2001
                     ------------------------------------

Cash Flows from Operating Activities:
 Net expenses                                         $(241,047)
 Adjustments to reconcile net expenses to net cash
   used in operating activities:
     Increase in accounts payable                       154,958
                                                      ---------

 Net Cash Used in Operating Activities                  (86,089)
                                                      ---------

Cash Flows from Financing Activities:

 Stock subscriptions received                           112,500
 Preliminary cost of stock offering                     (46,466)
 Cash contributed by organizers                          41,887
                                                      ---------

 Net Cash Provided by Financing Activities              107,921
                                                      ---------

Cash and Cash Equivalents

Net increase in cash                                     21,832
Cash, beginning of period                                     0
                                                      ---------

Cash, End of Period                                   $  21,832
                                                      =========




         The accompanying notes are an integral part of this statement.

                        TRANSCOMMUNITY BANKSHARES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       Nature of Operations - TransCommunity Bankshares, Inc. ("TransCommunity") was organized and incorporated under the laws of the Commonwealth of Virginia on March 16, 2001, as a bank holding company headquartered in Powhatan, Virginia. In addition to merging with the Bank of Powhatan, TransCommunity plans to organize and establish two new independent community banks in the central Virginia area.

       Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

       Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

       Cash and Cash Equivalents - Cash and cash equivalents as used in the cash flow statements includes cash deposited in a checking account with Bank of Powhatan, N. A.


NOTE 2 INCOME TAXES:

       For income tax purposes, organization costs will be capitalized and amortized over a period of five years, beginning on the date TransCommunity begins business. For financial statement purposes, TransCommunity expensed organization and startup costs of $241,047. The different methods of accounting for organization and startup costs resulted in a net deferred tax asset (computed using the federal statutory rate of 34%. and the state statutory rate of 6%) as follows:

                                        June 30,
                                          2001

           Deferred tax asset           $ 91,502
           Less: Valuation allowance     (91,502)
                                        --------

           Net deferred tax asset       $      0
                                        ========

           Total income taxes paid      $      0


                        TRANSCOMMUNITY BANKSHARES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------

NOTE 3 COMMON STOCK SUBSCRIBED:

       TransCommunity has 5,000,000 shares of $.01 par value common stock authorized. As of March 16, 2001, the organizing directors had contributed $145,000 in exchange for stock subscriptions for 14,500 shares of common stock with a subscription price of $10 per share. Of this amount $110,165 was used to pay organization expenses incurred prior to the incorporation of TransCommunity, resulting in the initial capitalization of $34,835. As of June 30, 2001, TransCommunity had received fully paid stock subscriptions for 25,750 shares of common stock. As of August 15, 2001, TransCommunity had received fully paid stock subscriptions for 46,750 shares.

       TransCommunity anticipates offering 1,500,000 shares of common stock for sale to fund the expanded operations. As of June 30, 2001, preliminary expenses of the offering of $46,466 had been incurred and charged to stockholders' equity.

NOTE 4 REORGANIZATION:

       On August 15, 2001, the shareholders of the Bank of Powhatan ("Bank") approved a plan of reorganization under which 100% of the shares of common stock in the Bank will be exchanged for 670,936 shares of TransCommunity common stock. On June 30, 2001, the Bank has total assets of $21,883,464 and total stockholders equity of $6,145,443.

NOTE 5 DIVIDEND RESTRICTIONS:

       TransCommunity is not likely to declare any cash dividends for several years. TransCommunity's Board of Directors intends to follow a policy of retaining any earnings to provide funds to operate and expand the business of TransCommunity and its subsidiary banks for the foreseeable future. The future dividend policy of TransCommunity is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. TransCommunity's ability to distribute cash dividends will depend entirely upon the subsidiary banks' abilities to pay dividends to TransCommunity. As national banks, the subsidiary banks will be subject to legal limitations on the amount of dividends each is permitted to pay. Federal law prohibits national banks from paying dividends that would be greater than the bank's undivided profits after deducting statutory bad debt in excess of the bank's allowance for loan losses. Thus, each bank must recover any start-up losses before it may pay a dividend to TransCommunity.

NOTE 6 REGULATORY MATTERS:

       As a bank holding company, TransCommunity is subject to regulation under the Bank Holding Company Act of 1956 (as amended, the "BHCA") and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any additional bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve.

                        TRANSCOMMUNITY BANKSHARES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------

NOTE 6 REGULATORY MATTERS (CONTINUED):

       The earnings of TransCommunity's subsidiaries, and therefore TransCommunity's earnings, are affected by general economic conditions, management policies and legislative and governmental actions of various regulatory authorities, including the Federal Reserve, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation. In addition; federal law governs the activities in which the banks may engage, the investments they may make and limits the aggregate amount of loans that may be granted to one borrower to 15% of a bank's capital and surplus. Various consumer and compliance laws and regulations also affect the banks' operations.

NOTE 7 EMPLOYMENT AGREEMENTS:

       Effective June 27, 2001, the company and Mr. Wiley entered into a revised employment contract under which Mr. Wiley will serve as Chairman of the Board of Directors and Chief Executive Officer of the company. Under the contract, Mr. Wiley is entitled to an annual base salary of $140,000. In addition, Mr. Wiley may earn a bonus in 2001 of up to $50,000 based on meeting specified performance goals.

       The contract is for a term of three and a half years. If, during the term of the contract, Mr. Wiley's employment is terminated without cause, Mr. Wiley will be entitled to a severance payment equal to his annual salary at that time.

       Mr. Wiley's contract provides that he will be granted options to purchase 30,000 shares of common stock of the holding company, subject to adjustment in certain circumstances, at an exercise price of not less than the fair market value at the date of grant. These options will vest, subject to certain conditions, in three equal annual installments.

       Effective June 27, 2001, the company and Mr. Nolte also entered into a revised employment agreement to serve as President and Chief Executive Operating Officer of the company. The terms of Mr. Nolte's contract are similar to Mr. Wiley's contract, except that Mr. Nolte's annual base salary will be $124,000, and his potential bonus for 2001, based upon meeting specified performance goals, will be up to $25,000. Also, Mr. Nolte's contract provides that he will receive options for the purchase of 21,000 shares of common stock, vesting over three years on the same terms and subject to the same conditions as apply to Mr. Wiley.

NOTE 8 RELATED PARTY TRANSACTIONS:

       Mr. Wiley, TransCommunity's Chairman and Chief Executive Officer and chairman of Bank of Powhatan, is also chief executive officer and majority shareholder of DPO Holdings, Inc. ("DPO"), a privately held consulting and management corporation. DPO has provided certain consulting services to TransCommunity's organizers and TransCommunity since its incorporation in connection with its organizational activities.

       On July 11, 2001, TransCommunity entered into an agreement with DPO Holdings, Inc. to provide the following consulting services: assistance with the applications for the proposed new banks, accounting services, coordination of all administrative aspects of the securities offering, and assistance with the development of a strategic business plan, web sites, internet banking, and non-banking products and services to be offered by TransCommunity and its affiliates. The agreement terminates on March 31, 2002, and provides for payments totaling $75,000.

       Subsequent to incorporation, TransCommunity recorded an expense of $20,000 for services provided by DPO Holdings, of which $7,500 was payable as of June 30, 2001.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Bank of Powhatan, N. A.
Powhatan, Virginia


We have audited the accompanying statements of condition of Bank of Powhatan, N.
A. as of December 31, 2000 and 1999, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Powhatan, N. A. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                       S. B. Hoover & Company, L.L.P.


Harrisonburg, VA
January 29, 2001

                            BANK OF POWHATAN, N. A.
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                            STATEMENTS OF CONDITION
                            -----------------------

ASSETS                                                                  2000           1999
                                                                        ----           ----

Cash and due from banks                                               $   409,671    $   18,214
Federal funds sold                                                        474,204
                                                                      -----------    ----------

  Total Cash and Cash Equivalents                                         883,875        18,214

Other short term investments                                                            100,014

Escrow Accounts
  Escrow checking account                                                                31,297
  Temporary investments                                                                 128,637
  Investment securities held to maturity
     (fair value of $6,280,880)                                                       6,280,874

Investment securities held to maturity (fair value of
  $6,361,520)                                                           6,363,060

Loans receivable                                                        2,994,995
  Allowance for loan losses                                               (38,000)
                                                                      -----------    ----------

  Net Loans                                                             2,956,995

Bank premises and equipment, net                                          929,834         6,039
Federal Reserve Bank stock (restricted)                                   201,300
Other assets                                                              227,036        70,480
                                                                      -----------    ----------

  Total Assets                                                        $11,562,100    $6,635,555
                                                                      ===========    ==========

LIABILITIES

Deposits:
  Demand deposits:
     Noninterest bearing                                              $   769,963    $
     Interest bearing                                                   1,417,177
  Savings deposits                                                        279,521
  Other time deposits                                                   2,512,747
                                                                      -----------    ----------

  Total Deposits                                                        4,979,408

Short term borrowing                                                                    100,000
Other liabilities                                                         161,915        59,622
                                                                      -----------    ----------

  Total Liabilities                                                     5,141,323       159,622
                                                                      -----------    ----------

STOCKHOLDERS' EQUITY

Organizational capital                                                                  350,000
Common stock - $2.50 par value; 5,000,000 shares authorized;
  670,836 shares issued and outstanding                                 1,677,090
  661,606 shares subscribed                                                           1,566,515
Paid-in-surplus                                                         4,936,918     4,605,193
Accumulated deficit                                                      (193,231)      (45,775)
                                                                      -----------    ----------

  Total Stockholders' Equity                                            6,420,777     6,475,933
                                                                      -----------    ----------

  Total Liabilities and Stockholders' Equity                          $11,562,100    $6,635,555
                                                                      ===========    ==========

        The accompanying notes are an integral part of this statement.

                            BANK OF POWHATAN, N. A.
                             STATEMENTS OF INCOME
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                ----------------------------------------------


INTEREST AND DIVIDEND INCOME                                  2000         1999
                                                              ----         ----
Interest and Dividend Income
  Loans, including fees                                     $  77,545   $
  Investment securities
     Taxable interest                                         256,926    167,793
     Dividends                                                 10,160      8,637
  Federal funds sold and securities
     purchased under agreements to resale                     132,789     27,867
                                                            ---------   --------

  Total Interest and Dividend Income                          477,420    204,297
                                                            ---------   --------

INTEREST EXPENSE

  Deposits
     Demand                                                    11,911
     Savings                                                    4,034
     Time deposits below $100,000                              12,302
     Time deposits above $100,000                              12,665
  Other borrowed funds                                          1,972
  Less:  Interest capitalized                                  (6,858)
                                                            ---------   --------

  Total Interest Expense                                       36,026
                                                            ---------   --------

NET INTEREST INCOME                                           441,394    204,297

PROVISION FOR LOAN LOSSES                                      38,000
                                                            ---------   --------

  Net Interest Income after Provision for Loan Losses         403,394    204,297
                                                            ---------   --------

NONINTEREST INCOME
  Service charges                                               4,619
  Fees and returned checks charges                              5,846
                                                            ---------   --------

  Total Noninterest Income                                     10,465
                                                            ---------   --------

NONINTEREST EXPENSES
  Salaries, consulting and employee benefits                  296,854     95,271
  Occupancy expenses                                           48,092      8,960
  Equipment expenses                                           20,363
  Other operating expenses                                    196,006    127,005
                                                            ---------   --------

  Total Noninterest Expenses                                  561,315    231,236
                                                            ---------   --------

Less expenses allocated to cost of raising capital                       (37,657)
                                                                        --------

Noninterest Expenses, Net                                     561,315    193,579
                                                            ---------   --------

Net Income (Loss) Before Income Taxes                        (147,456)    10,718

Provision for Income Taxes (Benefit)                                      (4,181)
                                                            ---------   --------

Net Income (Loss)                                           $(147,456)  $ 14,899
                                                            =========   ========

Net Income (Loss) Per Share (Subscribed for 1999)               $(.22)      $.02
                                                            =========   ========

Weighted Average Shares of Common Stock
  (Subscribed for 1999)                                       670,543    661,606
                                                            =========   ========

        The accompanying notes are an integral part of this statement.

                            BANK OF POWHATAN, N. A.
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                ----------------------------------------------



                                       Organization     Common      Paid In    Accumulated
                                          Capital       Stock       Surplus      Deficit         Total
                                       -------------  ----------  -----------  ------------   -----------
Balance, January 1, 1999                $ 160,500      $  191,870  $  512,390   $ (60,674)     $  804,086

Organization Capital                      189,500                                                 189,500

Stock Subscriptions Received                            1,374,645   4,123,935                   5,498,580

Forfeited Deposits on Subscriptions                                     6,525                       6,525

Cost of Raising Capital                                               (37,657)                    (37,657)

Net Income                                                                         14,899          14,899
                                        ---------      ----------  ----------   ---------      ----------

Balance, December 31, 1999                350,000       1,566,515   4,605,193     (45,775)      6,475,933

Stock Subscriptions Sold                                   23,075      69,225                      92,300

Transfer of Organizational
 Capital                                 (350,000)         87,500     262,500

Net Loss                                                                         (147,456)       (147,456)
                                        ---------      ----------  ----------   ---------      ----------

Balance, December 31, 2000              $       0      $1,677,090  $4,936,918   $(193,231)     $6,420,777
                                        =========      ==========  ==========   =========      ==========

        The accompanying notes are an integral part of this statement.

                            BANK OF POWHATAN, N. A.
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                ----------------------------------------------



                                                                   2000           1999
                                                                   ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                              $   (147,456)  $     14,899
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in)operating activities:
     Depreciation and software amortization                            72,432
     Provision for loan losses                                         38,000
     Discount amortization                                             (7,778)       (31,291)
     Net change in:
       Other assets                                                   (47,480)       (63,457)
       Accrued expenses and other liabilities                         101,986         36,940
                                                                 ------------   ------------

  Net Cash Provided by (Used in) Operating Activities                   9,704        (42,909)
                                                                 ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Funds deposited in escrow accounts, net                                            (26,047)
  Release of cash held in escrow account                               31,297
  Redemption of temporary investments                                 228,651
  Net increase in loans                                            (2,994,995)
  Purchase of investment securities                               (21,308,198)   (14,473,746)
  Proceeds from maturities of investment securities                21,233,790      9,460,681
  Purchase of Federal Reserve Bank stock                             (201,300)
  Deposits on purchases of furnishings and equipment                 (124,653)
  Payments for the purchase of property                              (837,840)        (8,986)
                                                                 ------------   ------------

  Net Cash Used in Investing Activities                            (3,973,248)    (5,048,098)
                                                                 ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from organizer's capital                                                  189,500
  Proceeds from common stock subscriptions (net)                       92,300      4,826,105
  Draw on line of credit                                               75,000        100,000
  Repayment of draws on line of credit                               (175,000)
  Payments for cost of raising capital                                               (37,657)
  Net change in:
     Demand deposits                                                2,044,637
     Savings deposits                                                 279,521
     Time deposits                                                  2,512,747
                                                                 ------------   ------------

  Net Cash Provided by Financing Activities                         4,829,205      5,077,948
                                                                 ------------   ------------

  Net increase (decrease) in cash and cash equivalents                865,661        (13,059)

Cash and Cash Equivalents, Beginning of Year                           18,214         31,273
                                                                 ------------   ------------

Cash and Cash Equivalents, End of Year                           $    883,875   $     18,214
                                                                 ============   ============

        The accompanying notes are an integral part of this statement.

                            BANK OF POWHATAN, N. A.
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

          Nature of Operations - Bank of Powhatan, N. A. (the Bank) was organized and incorporated as a National Bank on October 14, 1999. The Bank commenced operations on March 20, 2000, after receiving regulatory approval. As a nationally chartered bank, the Bank is subject to regulations by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Federal Reserve Bank. The Bank provides general banking services to individuals, small and medium-size businesses and the professional community of Powhatan and Amelia Counties and surrounding areas. In prior years the Bank was in the development stage.

          Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. A material estimate that is particularly susceptible to significant changes is the determination of the allowance for loan losses, which is sensitive to changes in local economic conditions.

          Investment Securities - Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized historical cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the effective interest method over the period to maturity. Securities not intended to be held to maturity are classified as available for sale and carried at fair value.

          Loans and Allowance for Loan Losses - Loans are carried on the balance sheet net of the allowance for loan losses. Interest, fees and costs related to loans are recognized over the lives of the related loans using the interest method. The accrual of interest on impaired loans is discontinued when, in the opinion of management, the interest income recognized will not be collected.

          The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance for loan losses is evaluated on a regular basis by management. It is based upon management's periodic review of the collectibility of the loans, industry historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, since it requires estimates that are susceptible to significant revisions as more information becomes available.

          Bank Premises and Equipment - Land, buildings and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

          Advertising Cost - Advertising costs are expensed in the period incurred.

          Income Taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

          Cash and Cash Equivalents - Cash and cash equivalents as used in the cash flow statements includes cash and due from banks and federal funds sold.

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 2    DEPOSITS IN AND FEDERAL FUNDS SOLD TO BANKS:

          The Bank had cash on deposit and federal funds sold to other commercial banks amounting to $815,273 at December 31, 2000 and $18,214 at December 31, 1999. Deposit amounts at other commercial banks may, at times, exceed federally insured limits.


NOTE 3    ESCROW ACCOUNTS:

          All subscription proceeds were deposited in escrow accounts and invested in obligations issued by the U.S. Treasury or a U.S. Treasury mutual fund. Temporary investments of escrow funds were in a Dreyfus Fund which invests in U.S. Treasury securities.

          Securities held to maturity consist of short-term discounted notes issued by the U.S. Treasury. All the notes mature within three months and have an approximate fair value of $6,280,880.


NOTE 4    INVESTMENTS SECURITIES:

          The amortized cost and fair values of securities at December 31, 2000, are as follows:

                                                   Gross           Gross
                                  Amortized      Unrealized     Unrealized         Fair
                                     Cost          Gains          Losses          Value
          U.S. Agency discount
             notes                 $5,863,060      $188          $(1,723)       $5,861,525
          U.S. Agency notes           500,000                         (5)          499,995
                                   ----------      ----          -------        ----------

             Total Investment
               Securities          $6,363,060      $188          $(1,728)       $6,361,520
                                   ==========      ====          =======        ==========

          The amortized cost and fair value of investment securities at December 31, 2000, by contractual maturity, are shown in the following schedule. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Amortized Cost      Fair Value
          Securities Held to Maturity:
             Due in one year or less                   $5,863,060          $5,861,525
             Due after one year through five years        500,000             499,995
                                                       ----------          ----------

             Total Investment Securities               $6,363,060          $6,361,520
                                                       ==========          ==========

          There were no securities classified as available for sale at December 31, 2000.

          As a nationally chartered bank, the Bank is required to hold stock in the Federal Reserve Bank. The investment in Federal Reserve Bank stock is recorded at cost of $201,300.

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 5    LOANS:

          Loans receivable outstanding at December 31, 2000, are summarized as follows:

          Loans secured by deeds of trust on real estate:
             Construction and land development                   $  156,111
             1 - 4 family residential properties                    684,679
             Non-farm non-residential properties                    545,415
             Junior liens                                            33,293
          Commercial and industrial loans                           266,451
          Loans to individuals for household, family and
             other personal expenditures                          1,309,046
                                                                 ----------

                                                                  2,994,995
             Allowance for loan losses                               38,000
                                                                 ----------

             Loans Receivable                                    $2,956,995
                                                                 ==========

NOTE 6    ALLOWANCE FOR LOAN LOSSES:

          Management has established an allowance for loan losses of $38,000 (1.27% of loans) at December 31, 2000. During the year 2000, the Bank had no charge offs or recoveries.


NOTE 7    BANK PREMISES AND EQUIPMENT:

          Bank premises and equipment at December 31, are summarized as follows:

          Land                                         $204,611
          Land improvements                              51,226
          Modular building and improvements              45,734
          Furniture and equipment                       153,140
          Vehicle                                        17,168
          Computer software                              73,414
          Construction in progress                      425,282
                                                       --------

                                                        970,575
             Less accumulated depreciation              (40,741)
                                                       --------

             Bank Premises and Equipment               $929,834
                                                       ========

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 7    BANK PREMISES AND EQUIPMENT (CONTINUED):

          Depreciation expense for 2000 was $53,397 and expense for amortization of software was $19,035.

          The permanent bank building is currently under construction. The contract price for construction of the building is $731,408; the amount completed on this contract at December 31, 2000, is $350,642. Production period interest of $6,858 has been included in the construction in progress balance.

          At December 31, 2000, deposits totaling $124,653 had been made on purchase contracts for various furniture, fixtures and equipment to furnish the new building. The sum of total contract prices on these purchase commitments at December 31, 2000, is $323,744.

NOTE 8    DEPOSITS:

          The aggregate amount of time deposits with a minimum denomination of $100,000 was $837,045 at December 31, 2000.

          At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

          Less than one year                           $2,463,282
          Over one year through three years                43,267
          Over three years                                  6,198
                                                       ----------

             Total                                     $2,512,747
                                                       ==========

NOTE 9    ORGANIZATION CAPITAL:

          The organizing group contributed $350,000 as of December 31, 1999, which was used to pay organizational and offering expenses. On March 20, 2000, the organizers were issued 35,000 shares of common stock at the offering price of $10 per share for the funds contributed.


NOTE 10   CAPITAL STOCK:

          The Bank has common stock authorized of 5,000,000 shares. As of December 31, 1999, the Bank had received subscriptions for 661,606 shares of common stock. Additional subscriptions for 9,230 shares were received in January of 2000, and common stock certificates for 670,836 shares of common stock were issued effective March 30, 2000.

          The Bank has the authority under its Articles of Association to issue 2,000,000 shares of preferred stock at a par value of $2.50 per share. No shares of preferred stock have been issued as of December 31, 2000, and no such issue is planned as of January 29, 2001.

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 11   INCOME TAXES:

          The components of income tax expense are as follows:

                                                         2000           1999
                                                         ----           ----
          Current expense (benefit)                    $(36,319)      $ 50,750
          Deferred expense (benefit)                     36,319        (54,931)
                                                       --------       --------

             Net Federal Income Tax Expense (Benefit)  $     --       $ (4,181)
                                                       ========       ========

          The deferred tax effects of temporary differences are as follows:


                                                              2000           1999
                                                              ----           ----
          Provision for loan losses                         $ (9,756)      $
          Organization and start-up costs capitalized        (17,694)       (65,817)
          Amortization of organization and start-up costs     16,829
          Realized accretion of bond discount                (10,639)        10,639
          Depreciation                                         4,670
          Accrual to cash adjustment                           3,692
          Charitable contribution carryover                     (514)
          Increase in valuation allowance                     49,731            247
                                                            --------       --------

          Deferred Income Tax Expense (Benefit)             $ 36,319       $(54,931)
                                                            ========       ========

          For the year ended December 31, 2000, the Bank has a net operating loss (NOL) of $106,433 for tax purposes. The entire NOL can be carried back to the prior two tax years to recover $36,291 of taxes paid for 1998 and 1999. The deferred tax benefit recognized, at December 31, 2000, has been limited to $18,612, the amount recoverable from future net operating loss carrybacks. At this time there is insufficient evidence to conclude that the bank will produce taxable income in the future against which the deductible temporary differences can be utilized.

          Currently, the Bank uses the cash basis of accounting for income tax purposes. The Bank will be required to change to the accrual method when the three-year average of its gross receipts exceeds $5,000,000.

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 11   INCOME TAXES (CONTINUED):

          The components of the net deferred tax asset at December 31, are as follows:


                                                                   2000           1999
                                                                   ----           ----
          Deferred tax assets:
             Allowance for loan losses                           $  9,756       $
             Deferred organization costs, net of amortization      18,091         18,971
             Deferred start-up expenses, net of amortization       77,276         75,531
             Charitable contribution carryover                        514
                                                                 --------       --------

             Total Deferred Tax Asset                             105,637         94,502
             Less:  Valuation allowance                           (78,663)       (28,932)
                                                                 --------       --------

                                                                   26,974         65,570
                                                                 --------       --------

          Deferred tax liabilities:
             Depreciation                                           4,670
             Net accrual to cash adjustment                         3,692         10,639
                                                                 --------       --------

                                                                    8,362         10,639
                                                                 --------       --------

             Net Deferred Tax Asset                              $ 18,612       $ 54,931
                                                                 ========       ========

          The following table summarizes the differences between the actual income tax expense and the amounts computed using the federal statutory tax rates:

          Income tax expense (benefit) at the applicable
             federal rate of 34%                                 $(50,135)      $ 3,644
          Increase in valuation allowance for deferred taxes       49,731           247
          Other - including effect of graduated tax rates             404        (8,072)
                                                                 --------       -------

             Income Tax (Benefit)                                $    -0-       $(4,181)
                                                                 ========       =======

NOTE 12   RELATED PARTY TRANSACTIONS:

          The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties). All such transactions have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Loans to related parties amounted to $172,225 at December 31, 2000. During 2000, total principal additions were $175,000 and total principal payments were $2,775.

          The Chairman of the Board of Directors was paid consulting fees of $53,000 during a period of six months during which he was acting as the Bank's president and chief executive officer.

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 13   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

          In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

          Financial instruments whose contract amount represents credit risk were as follows:

          Commitments to extend credit                $958,480
          Standby letters of credit                     23,163

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

          Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.


NOTE 14   CONCENTRATION OF CREDIT RISK:

          Most of the Bank's loans are made to customers in the Bank's trade area. Accordingly, the ultimate collectibility of the Bank's loan portfolio is susceptible to changes in local economic conditions.
          Note 5 reports the types of loans made by the Bank. Collateral required by the Bank is determined on an individual basis depending on the nature of the loan and the financial condition of the borrower. The Bank does not have any significant concentrations in any one industry or customer.

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------



NOTE 15   STATEMENT OF CASH FLOWS:
                                                                             2000           1999
                                                                             ----           ----
          Supplemental disclosure of cash paid during the year for:
             Interest                                                      $ 22,809       $
             Federal income taxes                                             1,162        49,560
          Non-cash financing and investing transactions:
             Accounts payable for building construction
               in progress                                                  142,838
             Prior year deposits utilized for current year
               acquisitions of modular building and
               software                                                      12,926

NOTE 16   SUBSEQUENT EVENTS:

          In December 2000, the Bank formed a subsidiary, MSM Acquisition Co., a Virginia corporation (MSM). On January 4, 2001, MSM purchased substantially all the assets of Main Street Mortgage and Investment Corporation, a mortgage brokerage business operating in the metropolitan Richmond and Lynchburg, Virginia areas. In addition to a cash payment of $231,176, MSM issued a non-interest-bearing note payable for $115,588 due January 4, 2002. MSM also issued a non-interest-bearing note payable for $115,588 due on or after January 30, 2003, contingent upon having earned a certain cumulative profit from operation of the business. MSM accepted the assignment of liabilities and obligations under certain contracts and leases.

          As part of the closing agreements, the subsidiary entered into an employment agreement with the shareholder of the selling corporation as MSM's president and chief executive officer for an initial term ending on December 31, 2005. The employment agreement includes an obligation to pay a bonus to the president if certain profit objectives are met. MSM may terminate the employment contract without cause upon giving the president thirty days written notice and the payment of $60,000.

          The Bank granted a three-year, $200,000 line of credit to MSM. Amounts outstanding on the line of credit bear interest at 9.5% per annum, with interest payable quarterly.


NOTE 17   REGULATORY MATTERS:

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. If the Bank fails to meet minimum capital requirements federal regulators can initiate certain mandatory, and possible additional discretionary actions. If such actions are undertaken, they could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 17   REGULATORY MATTERS (CONTINUED):

          Banking laws and regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Under that limitation, no dividends may be paid while there is an accumulated deficit.

          Quantitative measures are established by bank regulations to ensure capital adequacy. The Bank is required to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). At December 31, 2000, the Bank's capital significantly exceeds the amount required for a well-capitalized de novo bank.

          As of June 30, 2000, the most recent date of notification, the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios. There are no conditions or events since the notification that management believes have changed the Bank's category.


NOTE 18   EMPLOYMENT AGREEMENT:

          The Bank has entered into an employment agreement for a term of one year with the Bank's president, James F. Keller. Under this agreement, which was entered into November 28, 2000, Mr. Keller will receive an annual salary of not less than $80,000. The agreement includes severance provisions requiring the Bank to pay Mr. Keller one year's salary should he be terminated without cause prior to twelve months of service.


NOTE 19   FAIR VALUE OF FINANCIAL INSTRUMENTS:

          All financial instruments held by the Bank at December 31, 2000, originated in 2000. There is no significant difference between the carrying value of the Bank's financial instruments and their fair value.


NOTE 20   OTHER COMMITMENTS:

          The Bank entered into an agreement with FiServ Solutions, Inc., a data processing services company, to provide certain account processing services. The agreement, dated July 13, 2000, is for an initial period of sixty months. Unless written notice of non-renewal is provided by either party at least 180 days before expiration of any term, the agreement shall automatically renew for a period of five years. At this time an estimated monthly fee of $4,600 is due in advance of services to be provided.

                            BANK OF POWHATAN, N. A.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                   -----------------------------------------


NOTE 21   OTHER OPERATING EXPENSES:

          Other operating expenses include the following:          2000           1999
                                                                   ----           ----
          Advertising and public relations                       $ 13,962       $ 10,002
          Amortization of computer software                        19,037
          Charitable contributions                                  1,512
          Contract labor                                                          10,613
          Consultants                                                             12,500
          Data processing fees                                     32,954
          Insurance                                                10,856          3,235
          Legal and accounting fees                                31,341         50,274
          Miscellaneous                                             4,976          5,889
          OCC assessment                                            4,252         15,000
          Postage and freight                                       7,591          4,678
          Stationery and supplies                                  26,834          8,213
          Stock certificates and shareholder
             communications                                         9,556
          Subscriptions and membership dues                         7,372            935
          Telephone                                                 5,525          3,070
          Training and personnel development                        9,940
          Travel, meals and entertainment                           5,981
          Other expenses                                            4,317          2,596
                                                                 --------       --------

                                                                 $196,006       $127,005
                                                                 ========       ========

                        INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
Bank of Powhatan, N. A.
Powhatan, VA  23139

   We have reviewed the accompanying consolidated statement of condition of Bank of Powhatan, N. A. as of June 30, 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the six months ended June 30, 2001 and 2000. All information included in these financial statements is the representation of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of inquiries of Company personnel responsible for financial and accounting matters and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

   The statement of condition for the year ended December 31, 2000, was audited by us and we expressed an unqualified opinion on it in our report dated January 29, 2001, but we have not performed any auditing procedures since that date.

                            S. B. Hoover & Company, L.L.P.



August 21, 2001

                            BANK OF POWHATAN, N.A.
                     CONSOLIDATED STATEMENTS OF CONDITION
                      JUNE 30, 2001 AND DECEMBER 31, 2000

                                                                                  6/30/01              12/31/00
                                                                             ---------------      ----------------
                                                                                (Unaudited)             Audited
             ASSETS

Cash and due from banks                                                     $      428,823        $      409,671
Federal funds sold                                                                 420,000               474,204
                                                                            --------------        --------------
Total Cash and Cash Equivalents                                                    848,823               883,875

Securities held to maturity                                                      9,149,246             6,363,060
Loans net of allowance for loan losses of $137,073
at June 30, 2001 and $38,000 at December 31, 2000                                9,224,544             2,956,995
Bank premises and equipment net                                                  1,579,905               929,834
Federal Reserve Bank stock (restricted)                                            201,300               201,300
Other assets                                                                       879,646               227,036
                                                                            --------------        --------------

  Total Assets                                                              $   21,883,464        $   11,562,100
                                                                            ==============        ==============

                LIABILITIES

Deposits:
  Demand deposits:
   Noninterest bearing                                                      $    1,934,370        $      769,963
   Interest bearing                                                              2,495,640             1,417,177
  Savings deposits                                                                 618,442               279,521
                                                                                10,458,663             2,512,747
                                                                            --------------        --------------

  Total Deposits                                                                15,507,115             4,979,408

Note payable                                                                       110,687
Accrued interest payable                                                            63,134                13,217
Accrued expenses and other liabilities                                              57,085               148,698
                                                                            --------------        --------------

  Total Liabilities                                                             15,738,021             5,141,323
                                                                            --------------        --------------

        STOCKHOLDERS' EQUITY

Common Stock - $2.50 par value; 5,000,000 shares authorized;
  670,836 shares issued and outstanding                                          1,677,090             1,677,090
Paid-in-surplus                                                                  4,936,918             4,936,918
Accumulated deficit                                                               (468,565)             (193,231)
                                                                            --------------        --------------

  Total Stockholders' Equity                                                     6,145,443             6,420,777
                                                                            --------------        --------------

  Total Liabilities and Stockholders' Equity                                $   21,883,464        $   11,562,100
                                                                            ==============        ==============

                           See Accountants' Report.

        The accompanying notes are an integral part of this statement.

                            BANK OF POWHATAN, N.A.
                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                  (UNAUDITED)


                                                       06/30/01      06/30/00
                                                     ------------  ------------
Interest Income
  Loans                                              $    314,614  $     11,771
  Federal funds sold                                       78,381        42,878
  Other Investments                                       170,231       147,055
                                                     ------------  ------------

  Total Interest Income                                   563,226       201,704
                                                     ------------  ------------

Interest Expense
  Interest on deposits                                    244,188         4,757
  Interest on other borrowed funds                                        1,972
                                                     ------------  ------------

  Total Interest Expense                                  244,188         6,729
                                                     ------------  ------------

Net Interest Income                                       319,038       194,975

Provision for Loan Losses                                  99,073         9,000
                                                     ------------  ------------

Net Interest Income After Provision for Loan Losses       219,965       185,975
                                                     ------------  ------------

Noninterest Income
  Service charges, fees and commissions                   344,369           521
  Other operating income                                   22,704           142
                                                     ------------  ------------

  Total Noninterest Income                                367,073           663
                                                     ------------  ------------

Noninterest Expense
  Salaries and employee benefits                          513,042       121,554
  Occupancy expense                                        55,149        18,335
  Other operating expenses                                294,181        78,516
                                                     ------------  ------------

  Total Noninterest Expense                               862,372       218,405
                                                     ------------  ------------

Net Loss                                             $   (275,334) $    (31,767)
                                                     ============  ============

  Net Loss Per Share                                 $      (0.41) $      (0.05)
                                                     ============  ============

  Weighted Average Shares Outstanding                     670,836       670,248


                            See Accountants' Report

        The accompanying notes are an integral part of this statement.

                            BANK OF POWHATAN, N.A.
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                  (UNAUDITED)

                              Shares of
                               Common          Common           Paid in        Accumulated
                               Stock           Stock            Surplus          Deficit           Total
                              ---------        ------           -------        -----------         -----
Balance, December 31, 2000     670,836       $ 1,677,090      $ 4,936,918      $ (193,231)      $ 6,420,777

Net Income                                                                       (275,335)         (275,334
                               -------       -----------      -----------      ----------       -----------

Balance June 30, 2001          670,836       $ 1,677,090      $ 4,936,918      $ (468,565)      $ 6,145,443
                               =======       ===========      ===========      ==========       ===========

Balance, December 31, 1999     661,606       $ 1,654,015      $ 4,867,693      $  (45,775)      $ 6,475,933

Stock Subscriptions Sold         9,230            23,075           69,225                       $    92,300

Net Income                                                                        (31,767)          (31,767)
                               -------       -----------      -----------      ----------       -----------

Balance June 30, 2000          670,836       $ 1,677,090      $ 4,936,918      $  (77,542)      $ 6,536,466
                               -------       -----------      -----------      ----------       -----------

                           See Accountants' Report.

        The accompanying notes are an integral part of this statement.

                            BANK OF POWHATAN, N.A.
        CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 (UNAUDITED)

                                                                                                      June 30,
                                                                                                2001             2000
                                                                                          ------------       ------------
Operating Activities:
   Net Loss                                                                               $   (275,334)      $    (31,767)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
        Provision for loan losses                                                               99,073              9,000
        Discount amortization                                                                  (41,956)            (6,188)
        Depreciation                                                                            21,146             22,030
        Net change in:
             Other assets                                                                     (245,958)           (45,575)
             Accrued expenses and other liabilities                                            (37,054)           (21,542)
                                                                                          ------------       ------------

   Net Cash Used in Operating Activities                                                      (480,083)           (74,042)
                                                                                          ------------       ------------
Investing Activities:
   Sale of temporary investments held in escrow                                                                   228,651
   Purchase of investment securities                                                        (2,744,230)       (11,993,517)
   Proceeds from maturities of investment securities                                                           12,249,788
   Purchase of Federal Reserve Bank Stock                                                                        (201,300)
   Net change in loans                                                                      (6,366,622)          (585,799)
   Purchase of Main Street Mortgage Corp.                                                     (254,873)
   Release of cash held in escrow account                                                                          31,297
   Payments for the purchase of property                                                      (716,951)          (465,334)
                                                                                          ------------       ------------

   Net Cash Used in Investing Activities                                                   (10,082,676)          (736,214)
                                                                                          ------------       ------------
Financing Activities:
   Proceeds from common stock subscription                                                                         92,300
   Draw on line of credit                                                                                          75,000
   Repayment of draws on line of credit                                                                          (175,000)
   Net change in:
     Demand deposits                                                                         2,242,870            654,585
     Savings deposits                                                                          338,921            121,053
     Time deposits                                                                           7,945,916            262,185
                                                                                          ------------       ------------

   Net Cash Provided by Financing Activities                                                10,527,707          1,030,123
                                                                                          ------------       ------------

Net Increase (Decrease) in Cash and Cash Equivalents                                           (35,052)           219,867

Cash and Cash Equivalents, Beginning of Period                                                 883,875             18,214
                                                                                          ------------       ------------
Cash and Cash Equivalents, End of Period                                                  $    848,823       $    238,081
                                                                                          ============       ============
Supplemental Information:
   Interest paid                                                                          $    194,271       $      4,500
   Non-cash transaction:
     Note payable issued as part of the purchase of Main Street
     Mortgage
          and Investment Corporation                                                           115,588

                           See Accountants' Report.
        The accompanying notes are an integral part of this statement.

                            BANK OF POWHATAN, N.A.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 1  ACCOUNTING PRINCIPLES:

           The financial statements conform to generally accepted accounting principles and to general industry practices. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of June 30, 2001, and the results of operations for the three and six month periods ended June 30, 2001 and 2000. The notes included herein should be read in conjunction with the notes to financial statements included in the 2000 annual report to stockholders of the Bank of Powhatan, N.A.

           The Company does not expect the anticipated adoption of any newly issued accounting standards to have a material impact on future operations or financial position.

        Consolidation Policy

           The consolidated financial statements include the Company and Main Street Mortgage Company, which is a wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated.


NOTE 2  SECURITIES HELD TO MATURITY:

           At June 30, 2001 securities held to maturity consisted of U.S. Treasury bills and other short-term investments. The fair value of the investments approximates their cost.


NOTE 3  LOANS:

           Loans by type are shown in the following schedule:

                                                          (In Thousands)
                                                       June 30,    December 31,
           Type                                          2001          2000
           ----                                          ----          ----
           Commercial, financial, and agricultural      $4,672        $  812
           Real estate -construction                     1,347           156
           Real estate -mortgage                         1,697           685
           Installment loans to individuals              1,646         1,342
                                                        ------        ------
           Total loans                                  $9,362        $2,995
                                                        ======        ======



                           See Accountants' Report.

                            BANK OF POWHATAN, N.A.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 4  ALLOWANCE FOR LOAN LOSSES:

           Transactions in the Bank's allowance for loan losses are shown in the following schedule:

                                                       For the Six Months Ended
                                                         June 30      June 30
                                                           2001         2000
                                                         --------     --------
        Balance, beginning of period                     $ 38,000     $
        Provision for loan losses                          99,073        9,000
                                                         --------     --------
        Balance, End of Period                           $137,073     $  9,000
                                                         ========     ========

NOTE 5  COMMON STOCK:

           Effective March 30, 2000, the Bank issued 670,836 shares of common stock to shareholders. The Bank received total proceeds from the offering of $6,713,735. The proceeds were used to cover the cost of raising capital of $99,727 and net expenses through March 31, 2000 of $33,309. The remainder of the proceeds was used to purchase fixed assets and Federal Reserve Bank stock or invested in temporary investments.


NOTE 6 PURCHASE OF SUBSIDIARY:

           In December 2000, the Bank formed a subsidiary, MSM Acquisition Co., a Virginia corporation (MSM). On January 1, 2001, MSM purchased substantially all the assets of Main Street Mortgage and Investment Corporation, a mortgage brokerage business operating in the metropolitan Richmond and Lynchburg, Virginia areas. The original recorded cost of $360,917 included a cash payment of $231,176, the present value of a noninterest-bearing note payable of $106,044 and legal fees of $23,697. The note is payable on January 4, 2002 for $115,588. MSM also issued a non-interest-bearing note payable for $115,588 due on or after January 30, 2003, contingent upon having earned a certain cumulative profit from operation of the business. The note will be recorded as a liability when it is evident that the required cumulative profit has been earned.

           Of the purchase price, $320,917 was allocated to goodwill, which is being amortized, on a straight line basis, over a 15 year period in accordance with APB 17. No other intangible assets with a definite life were identified. On January 1, 2002, the Bank will adopt Statement of Financial Accounting Standard No. 142-Goodwill and Other Intangible Assets. The statement prohibits the amortization of goodwill, however goodwill must be tested for impairment on an annual basis and a goodwill impairment loss recognized (if any).



                            See Accountants' Report.

                            BANK OF POWHATAN, N.A.
                         NOTES TO FINANCIAL STATEMENTS


NOTE 7  REORGANIZATION:

           On August 15, 2001, the stockholders of the Bank approved a plan of reorganization under which the shareholders of the Bank will exchange their shares of bank common stock for shares of TransCommunity Bankshares common stock. The effective date of the reorganization was August 15, 2001.


NOTE 8  STOCK OPTION PLAN:

           On May 8, 2001, the Board of Directors approved the "Bank of Powhatan, N.A. 2001 Stock Option Plan". The purpose of the Plan is to reward employees and directors for services rendered and investment risks undertaken to date and to promote the success of the Bank and its subsidiaries by providing incentives to employees and directors that will promote the identification of their personal interest with the long-term financial success of the Company and its subsidiaries and with growth in shareholder value. Under the plan, annual grants of non-qualified stock options are limited to 10,000 shares for each employee and 7,500 shares for each director. The plan provides that options for up to 67,000 shares of Bank common stock may be issued. The exercise price may not be less than 100% of the fair market value of the shares on the award date. Unless the Stock Option Committee determines otherwise, one-third of an award to an employee becomes vested and exercisable on each of the first three anniversaries of the award date and may only be exercisable while the employee is employed by the Bank. Each award becomes vested and exercisable in the event of a change in control of the Bank. All options are subject to exercise or forfeiture if the Bank's capital falls below its minimum requirements, as determined by its primary regulator, and the Bank's primary federal regulator so directs. The plan will expire on May 7, 2011, unless sooner terminated by the Board of Directors. On May 16, 2001, options to acquire 45,575 shares were awarded under the plan; these options have an exercise price of $10 per share and a term of ten years.



                            See Accountants' Report.

                                                                       Exhibit A

                    TransCommunity Bankshares Incorporated

                            SUBSCRIPTION AGREEMENT

     Subject to the terms of the offering of 1,500,000 shares of common stock of TransCommunity Bankshares Incorporated ("TransCommunity") described in TransCommunity's prospectus dated September __, 2001, (the "Prospectus"), I hereby subscribe for the number of shares (not less than 100) of common stock of TransCommunity set forth below for a purchase price of $10 per share. Enclosed with this Subscription Agreement is my check made payable to "TransCommunity Bankshares Incorporated" in an amount equal to $10 per share for the shares for which I have subscribed.

     I understand that my subscription is subject to acceptance by TransCommunity and to the additional terms described in the Prospectus. I understand that TransCommunity, in its sole discretion, may reject my subscription in whole or in part and may allot to me a fewer number of shares than I have subscribed for.

     I certify that I have read the Prospectus and that I am relying upon no representations other than those set forth in the Prospectus. I understand that when this Subscription Agreement is executed and delivered, it is irrevocable and binding upon me. I further understand and agree that my right to purchase shares hereunder may not be assigned or transferred to any third party without the express written consent of TransCommunity.

I HAVE READ AND UNDERSTAND THIS SUBSCRIPTION AGREEMENT.

___________________________________         ____________________________________
Signature*                                  Additional signature (if required)



___________________________________         ____________________________________
Print name                                  Print additional name (if required)



Date ______________________________

*If joint tenancy or joint tenant with the right of survivorship is desired, both names and signatures are required; if a corporation, this Subscription Agreement must be executed by its president; if a trust, by all trustees; if by a partnership, by any general partner.

                                       Please complete the reverse side.

                                       Accepted by:

                                       TRANSCOMMUNITY BANKSHARES INCORPORATED

By: _______________________                           __________________________
     Signature                                             Date

                            STOCK REGISTRATION FORM
                                 PLEASE PRINT

Shares subscribed: ____________________

Aggregate price ($10 per share):  $________________________

________________________________________________________________________________
Name(s) in which stock is to be registered

________________________________________________________________________________
Home Address (Street or P.O. Box)

________________________________________________________________________________
City, State and Zip Code

________________________________________________________________________________
Daytime Phone      Evening Phone  Taxpayer I.D. or Social Security Number

  Legal form of ownership:
[_]  Individual                   [_]  Joint Tenants with Right of Survivorship
[_]  Tenants in Common                 [_]  Uniform Transfers to Minors
[_]  Other: ____________________________________________________________________


     Complete all blanks on this Subscription Agreement, make checks payable to "TransCommunity Bankshares Incorporated" and mail or deliver this Subscription Agreement and check to:

                    TransCommunity Bankshares Incorporated
                            9025 Forest Hill Avenue
                                P. O. Box 36197
                           Richmond, Virginia  23235

     Any questions concerning subscriptions or the offering may be directed to William C. Wiley or Bruce B. Nolte, who are TransCommunity's registered agents for this offering, at the above address or at (804) 320-6000 (telephone) or
(804) 320-6024 (facsimile).

                                      A-2